Exhibit 10.56

CREDIT AGREEMENT

dated as of April 24, 2015

- By and Between -

DAVIDSTEA INC.

as Borrower

- and -

BANK OF MONTREAL

as Lender

- and -

BMO CAPITAL MARKETS

as Lead Arranger and Bookrunner

C$20,000,000 Senior Secured Revolving Facility

DENTONS CANADA LLP

TABLE OF CONTENTS

Article 1 Definitions and Interpretation		1

1.1	Definitions	1

1.2	Interpretation Generally	12

1.3	References to Applicable Laws	12

1.4	Reference Currency	13

1.5	Time of Essence	13

1.6	Benefit of Agreement	13

1.7	Inconsistency among Credit Documents	13

1.8	Accounting Terms and Principles	13

Article 2 The Revolving Facility		14

2.1	The Revolving Facility	14

2.2	Extension of the Revolving Period	14

2.3	Accordion Feature	14

2.4	Borrowing Options and Notice Requirements	15

2.5	Limits on Borrowings and Credit	15

2.6	Specific Borrowing and Credit Conditions	16

Article 3 Repayment, Prepayment and Increased Costs		20

3.1	Repayment	20

3.2	Voluntary Reductions of the Revolving Facility	20

3.3	Mandatory Prepayments	20

3.4	Application of Prepayments	21

3.5	Increased Costs	21

Article 4 Interest Rates and Fees		21

4.1	Interest Rates and Fees	21

4.2	Adjustments in Rates and Fees	22

4.3	Upfront Fee and Extension Fee	23

4.4	Calculation and Payment of Interest and Fees	23

4.5	Administrative Charges with respect to LCs and LGs	24

4.6	Limit on Interest	24

4.7	Overdue Payments	24

4.8	Equivalent Yearly Rates	24

4.9	Currency, Time and Place of Payment	24

Article 5 Accounts and Records		25

5.1	Current Accounts	25

5.2	Evidence of Indebtedness	25

5.3	Debit Authorization	25

Article 6 Conditions Precedent		26

6.1	Conditions Precedent to the Initial Borrowing	26

6.2	Conditions Precedent to Each Borrowing	28

6.3	Post-Closing Undertakings	28

Article 7 Lender’s Security		28

7.1	Security and Security Documents	28

7.2	Perfection of Security	29

7.3	Additional Credit Parties	30

Article 8 Representations and Warranties		30

8.1	Representations and Warranties	30

8.2	Survival of Representations and Warranties	33

Article 9 Reporting Covenants		33

Article 10 Affirmative Covenants		35

Article 11 Restrictive Covenants		37

Article 12 Financial Covenants		42

12.1	Financial Ratios and Minimum Equity	42

Article 13 Events of Default		42

13.1	Events of Default	42

13.2	Rights and Remedies	44

13.3	Notice	44

Article 14 General		44

14.1	Notice	44

14.2	Expenses	45

14.3	General Indemnity	45

14.4	Review	45

14.5	Set-off	45

14.6	Authorization to Disclose Information	45

14.7	Non-Merger	46

14.8	Amendments and Waivers	46

14.9	Severability	46

14.10	Successors and Assigns	46

14.11	Whole Agreement	47

14.12	Judgment Currency	47

14.13	Joint and Several Obligations	47

14.14	Exchange of Information	47

14.15	Governing Law	48

14.16	Language	48

List of Schedules

Schedule 2.3 — Accordion Feature

Schedule 2.4(b) — Borrowing Request

Schedule 6.3 — Post-closing Undertakings

Schedule 8.1(c) — Litigation

Schedule 8.1(g) — Real Property

Schedule 8.1(h) — Material Contracts

Schedule 8.1(i) — Intellectual Property

Schedule 8.1(j) — Licences and Permits

Schedule 8.1(k) — Subsidiaries

Schedule 9(b)  — Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of April 24, 2015 by and between DAVIDsTEA Inc., a corporation governed by the Canada Business Corporations Act, as borrower (the “Borrower”), and Bank of Montreal, a bank governed by the Bank Act (Canada), as lender (the “Lender”).

RECITALS

A.                                    The Borrower has requested that the Lender establish the Revolving Facility in its favour in an aggregate amount of $20,000,000.

B.                                    The Lender has agreed to establish the Revolving Facility in favour of the Borrower, on the terms and subject to the conditions set out in this Agreement and the other Credit Documents.

THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows.

Article 1
DEFINITIONS AND INTERPRETATION

1.1                                                                               Definitions

Unless otherwise expressly provided or required by the context, when used in the Credit Agreement, the following terms and conditions have the respective meanings set out below:

“Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (i) the consolidated Debt of the Borrower as of such date (less any Subordinated Debt) plus the Commitment to Lease to (ii) EBITDAR.

“Affiliate”, when used with respect to any person, means any other person that directly or indirectly, controls or is controlled by or is under common control with such person. For the purposes of this definition, “control”, with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement together with the Recitals and Schedules hereto, the whole as same may be amended, restated, amended and restated, modified, supplemented or replaced from time to time.

“AML Legislation” has the meaning given in Article 10(n).

“Applicable Laws” means, at a particular time and with respect to any person, property, transaction or event, all then applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction.

“Applicable Margin” means the margin set out in Section 4.1(e) used in determining the rate of interest on Borrowings outstanding as Prime Rate Loans, US Base Rate Loans or LIBOR Loans.

“Applicable Rate” means the rate as set out in Section 4.1(e) used in determining the Lender’s standby fee, Stamping Fee or fee for a LC or LG.

“Bankers’ Acceptance” or “BA” means a bill of exchange in Canadian currency, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Lender by, and payable to the order of, the Borrower which has been accepted by the Lender.

“Borrowing” has the meaning given in Section 2.1.

“Business Day” means a day, excluding Saturday, Sunday and any other day which will be a legal holiday or a day on which banking institutions are closed in Montreal, Québec or Toronto, Ontario, provided that, in respect of a LIBOR Loan, “Business Day” means a day which is also a day on which banks are open for general business in New York, United States, and London, England.

“Capital Expenditures” means the aggregate amount actually paid in cash in any year by the Borrower on a consolidated basis for or in connection with the acquisition or maintenance of assets required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash Equivalent” means (i) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, Canada or any agency or instrumentality thereof, (ii) bankers’ acceptances, certificates of deposit with maturities of nine months or less from the date of acquisition and overnight bank deposits, in each case, of the Lender or any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (iii) commercial paper, variable rate or auction rate securities, or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and maturing not more than twelve (12) months from the date of issuance thereof and that matures or resets not more than nine (9) months after the date of acquisition, (iv) obligations of any U.S. state, Canadian province or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AA or the equivalent thereof by S&P or at least Aa2 or the equivalent thereof by Moody’s and maturing not more than 12 months from the date of issuance thereof, and (v) investments in money market funds, mutual funds or other pooled investment vehicles, the assets of which consist solely of the foregoing.

“CDOR Rate” means, for any day, the annual rate of interest which is the rate determined by the Lender as being the arithmetic average of the rates applicable to CDN$ bankers’ acceptances having identical issues and comparable maturity days as the BA for which such CDOR rate is being determined, displayed and identified as such on the display referred to as the CDOR Page of Reuter Monitor Money Rate Services as at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, the whole determined in accordance with the Lender’s usual practice; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptance rate of the Lender for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day.

“Closing Date” means the date hereof or such other date as determined by the parties to this Agreement.

“Commitment to Lease” means eight times (8x) the aggregate rent expenses in respect of the twelve-month period preceding calculation for immovable (“real property”) lease agreements in respect of premises from which any of the Credit Party carries on the DAVIDsTEA Business.

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law.

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) prior to an IPO, a person is deemed to Control a Credit Party if such person (or such person and its Affiliates) holds, directly or indirectly, at least 50.1% of the outstanding shares (or other equity interests, as applicable) of such Credit Party carrying votes, (ii) upon and following an IPO, a person is deemed to Control a Credit Party if any such person or persons “acting in concert” by virtue of an agreement holds at least 20% of the outstanding shares (or other equity interests, as applicable) of such Credit Party carrying votes, provided that no change of Control will be deemed to have occurred under this paragraph (ii) so long as Herschel Segal (directly or indirectly through Rainy Day Investments Ltd. or any other person(s)) holds at least 20% of the outstanding shares (or other equity interests, as applicable) of such Credit Party carrying votes and continues to be the persons or persons “acting in concert” by virtue of an agreement that owns the greatest percentage of such Credit Party’s outstanding shares (or other equity interests, as applicable) carrying votes, and

(iii) a person that controls another Person is deemed to Control any person controlled by that other person.

“Credit Documents” means this Agreement, the Security Documents, any Hedge Contract and all agreements, deeds, instruments and other documents entered into by the Credit Parties from time to time pursuant hereto or thereto, the whole as amended, supplemented or restated from time to time.

“Credit Obligations” means all obligations, indebtedness and liabilities of the Borrower and each of the other Credit Parties under or in connection with the Credit Documents, including all obligations, indebtedness and liabilities under the Revolving Facility and Hedge Contracts, and whether present or future, direct or indirect, absolute or contingent, matured or not, and wherever and however incurred.

“Credit Parties” means the Borrower and the Guarantors.

“Current Account” has the meaning given in Section 5.1.

“DAVIDsTEA Business” has the meaning given in Section 8.1(e).

“Debt” means, in respect of any person, at the relevant time (without duplication):

(a)                                 all indebtedness of such person for borrowed money or for the deferred purchase price of property or services,

(b)                                 any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instruments,

(c)                                  all obligations of such person under Capital Leases,

(d)                                 all reimbursement and other obligations of such person in respect of letters of credit, acceptances and similar obligations issued or created for the account of such person,

(e)                                  all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof,

(f)                                   the mark-to-market liability of such person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements,

(g)                                  all contingent liabilities of such person, including guarantees, letters of credit or other financial assistance provided in respect of liabilities of a third person, and

(h)                                 any other obligation, which is due and payable, that is required to be classified as a liability in accordance with GAAP on the balance sheet of each Person.

For the purposes of this Agreement, “Debt” does not include trade payables incurred in the ordinary course of the DAVIDsTEA Business on standard commercial terms, obligations under operating leases, future income taxes, accruals, deferred revenue, deferred income taxes and similar liabilities.

“Default” means any event or condition that, with the giving of notice, the passage of time or otherwise, is susceptible of being an Event of Default.

“Derivative Instrument” means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction.

“Discounted Proceeds” means, with respect to any issue of BAs, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:

(a)                                 the aggregate face amount of such BAs; by

(b)                                 the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)                                     the CDOR Rate applicable to such BAs (expressed as a decimal); and

(ii)                                  a fraction, the numerator of which is the number of days in the period of such BAs and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Distribution” has the meaning given in Article 11(d).

“Dollar” or Canadian Dollar or the symbol “$” means lawful money of Canada.

“EBITDA” means, in respect of any twelve-month period ending at any given date, the consolidated net income of the Borrower in such period plus (i) Interest Expense, (ii) income taxes, (iii) capital taxes, (iv) expenses for depreciation and amortization, (v) (gain) loss on disposal of property and equipment, (vi) non-cash charges for store closing costs, goodwill, onerous contracts, impairment of property and equipment, other asset impairments and stock-based compensation, deferred rent, accretion of preferred shares and (gain) loss from embedded derivatives, and (vii) extraordinary/unusual items and non-recurring items (including but not limited to IPO costs and settlement costs related to former option holder) to be agreed upon by the Lender for the relevant period, all determined in accordance with GAAP.

“EBITDAR” means, in respect of any twelve-month period ending at any given date, on a consolidated basis, the sum of (i) EBITDA plus (ii) the aggregate rent expenses, comprised of base rent and common area charges for the leased premises but excluding any additional rent for extra storage, for such period with respect to immovable (“real property”) lease agreements in respect of premises from which any Credit Party carries on the DAVIDsTEA Business.

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmentally-sensitive Activity.

“Environmentally-sensitive Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its release into the natural environment, including movement through or in the air, soil, surface water or groundwater.

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Lender in Toronto in accordance with normal banking procedures.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which any Credit Party is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which any Credit Party is a member.

“Event of Default” has the meaning given in Section 13.1.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fiscal Year” means, in respect of the Borrower, its fiscal year commencing on the next calendar day following the last Saturday of January of each year and ending on the last Saturday of January of the next calendar year, or such other fiscal year as may be proposed by the Borrower and agreed to by the Lender.

“Fixed Charge Coverage Ratio” means, in respect of any period, for the Borrower, on a consolidated basis, the ratio obtained by deducting maintenance Capital Expenditures and cash taxes from EBITDAR for that period, and dividing the result by the aggregate of (a) Interest Expense, plus (b) rent expenses, plus (c) all scheduled repayments of Debt during such period (but, for greater certainty, excluding any voluntary repayments and any final balloon payments which have become current Debt) plus (d) Distributions (other than Distribution from a Credit Party to another Credit Party).

“GAAP” means generally accepted accounting principles in Canada (including the International Financial Reporting Standards) which (i) with respect to covenants of a financial nature (including financial ratios), are in effect on the date hereof, and (ii) for all other purposes, are in effect from time to time.

“Guarantee” means all guarantees granted by the Guarantors held from time to time by or on behalf of the Lender guaranteeing or intending to guarantee, directly or indirectly, repayment of all or any part of the Credit Obligations.

“Guarantors” means, at any time, all direct or indirect Subsidiaries of the Borrower which represent, collectively with the Borrower, at least 90% of the Borrower’s consolidated EBITDA and 90% of the consolidated total assets of the Borrower, namely as of the date hereof, DAVIDsTEA (USA) Inc., and “Guarantor” means any of such Persons as the context requires.

“Hedge Contract” means any Derivative Instrument entered into between the Borrower and the Lender.

“Intellectual Property” has the meaning given in Section 8.1(i).

“Interest Expense” means, in respect of any Person and any period, the aggregate amount of interest on loans, the interest component of purchase-money security interests, stamping fees in respect of bankers’ acceptances, the difference between the proceeds received by the issuers of bankers’ acceptances and the amounts payable upon the maturity thereof, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but for greater certainty “Interest Expense” will not include agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of credit facilities.

“IPO” means the initial sale of stock by the Borrower to the public.

“ISDA Agreement” has the meaning given in Section 2.6(d)(ii).

“Letter of Credit” or “LC” means a documentary credit issued by the Lender on behalf of the Borrower for the purpose of paying a supplier of goods.

“Letter of Guarantee” or “LG” means a standby credit issued by the Lender at the request of the Borrower for the purpose of providing security to a third party that the Borrower or another Credit Party will perform a contractual obligation owed to such third party.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) the consolidated Debt of the Borrower as of such date (less any Subordinated Debt) to (ii) EBITDA for the relevant period ending on such date

“LIBOR” means, with respect to each LIBOR Interest Period applicable to a LIBOR Loan, the interest rate per annum as determined by the Lender, as a percentage (rounded up to the nearest 1/16th), which appears for such LIBOR Interest Period on the applicable Telerate page of the Telerate Service as of 11:00 a.m., London (England) time on the second Business Day prior to the date of such LIBOR Loan. If such rate is not available on such day, “LIBOR” means, for the LIBOR Interest Period, the interest rate per annum, as a percentage (rounded up to the nearest 1/16th), which the Lender, in accordance with its normal practice, would be prepared to offer to leading banks in the London Interbank Market, for delivery on the first day of the LIBOR Interest Period and for such LIBOR Interest Period deposits in US Dollars of comparable amounts to such of the LIBOR Loan, at or about 11:00 a.m., London (England) time on the second Business Day prior to the date of such LIBOR Loan.

“LIBOR Interest Date” means with respect to any LIBOR Loan, the last day of each LIBOR Interest Period.

“LIBOR Interest Period” means, with respect to any LIBOR Loan, the period of one, two, three or six months (subject to availability), as selected by the Borrower and notified to the Lender by notice of Borrowing, commencing on the date on which such LIBOR Loan is made or another method of Borrowing is converted to a LIBOR Loan, as the case may be, and thereafter, which such LIBOR Loan is outstanding each successive period of one, two, three or six months (subject to availability), as selected by the Borrower and notified to the Lender by notice of Borrowing, commencing on the last day of the immediately preceding LIBOR Interest Period.

“LIBOR Loan” means a Borrowing that bears interest at the LIBOR plus the Applicable Margin.

“Lien” means, with respect to any asset, (i) any hypothec, prior claim, security interest, mortgage, deed of trust, lien, pledge or other encumbrance affecting such asset, (ii) the interest of a vendor or a lessor under any installment or conditional sale agreement, Capital Lease, contract of leasing or title retention agreement relating to such asset, (iii) any financing statement, financing change statement, registration or recording in any public registry system affecting such asset other than a statement or notice of complete discharge or cancellation, and (iv) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on the financial condition, results of operation, business or affairs of the Credit Parties considered on a consolidated basis or on the ability of any Credit Party to perform its obligations under the Credit Documents.

“Material Contract” has the meaning given in Section 8.1(h).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by any Credit Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Stated Maturity Date” has the meaning given in Section 2.2.

“Overdraft” means advances of credit by way of debit balances in the Borrower’s Current Account with the Lender and that bears interest at Prime Rate or US Base Rate, as applicable, plus the Applicable Margin.

“PBGC” means the Pension Benefit Guarantee Corporation or any entity succeeding to any or all of its functions under the ERISA.

“Perfection Certificate” has the meaning given in Section 8.1(l).

“Permitted Liens” has the meaning given in Article 11(c).

“Person” or “person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

“Plan” means an employee benefit or other plan established or maintained by any Credit Party or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Potential Prior-ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any Applicable Law, which ranks or is capable of ranking in priority to the Lender’s security or otherwise in priority to any claim by the Lender for repayment of any amounts owing under this Agreement.

“Preferred Shares” means all preferred shares of the Borrower that are issued and outstanding on the Closing Date.

“Prime Rate” means, on any particular date of determination, the rate of interest, expressed as an annual rate, announced on such date by the Lender as its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada.

“Prime Rate Loan” means a Borrowing that bears interest at the Prime Rate plus the Applicable Margin.

“Purchase Money Obligations” means, with respect to any person, any indebtedness incurred in respect of the cost of acquisition by way of conditional sales contract or leasing by way of a Capital Lease of any property, which indebtedness existed at the time of acquisition, or was created, issued, incurred, or assumed contemporaneously with the acquisition or leasing by way of a Capital Lease.

“Real Property” has the meaning given in Section 8.1(g).

“Related Parties” means with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, partners, trustees and advisors of such Person and such Person’s Affiliates.

“Request for an Extension” has the meaning given in Section 2.2

“Revolving Facility” has the meaning given in Section 2.1.

“Revolving Period” means the period commencing on the Closing Date and ending at the earliest of: (i) April 24, 2018 (subject to any extension as provided under Section 2.2), and (ii) the date on which the Revolving Facility is terminated and cancelled in its entirety in accordance with the terms hereof.

“Security” has the meaning given in Section 7.1(a).

“Security Documents” has the meaning given in Section 7.1(a).

“Shareholders’ Equity” means, at any time, the amount of paid-up capital in respect of all issued and fully paid and non-assessable shares of the share capital of the Borrower other than debt-like preferred shares, together with the contributed surplus, retained earnings and translation adjustment (if applicable), calculated on a consolidated basis in accordance with GAAP.

“Shareholders’ Loan” means the loan in the initial principal amount of $2,951,599 made available to the Borrower by Rainy Day Investments Ltd.

“S&P” means Standard and Poor’s Financial Services LLC, or any successor to its rating agency business.

“Stamping Fee” refers to the fee payable with respect to any BA at the Applicable Rate.

“Subordinated Debt” means any Debt which is subordinated to, and ranks after, the obligations of the Credit Parties under this Agreement, the other Credit Documents and the Hedge Contracts on terms and conditions satisfactory to the Lender pursuant to a subordination agreement, in form and substance satisfactory to the Lender.

“Subsidiary” means with respect to any person, any other person, the majority of the voting shares or interests of which or the ability to elect or appoint a majority of the directors of which is held, directly or indirectly, by such person or by such person and any Subsidiary of such person.

“Tangible Net Worth” means, at any date of determination thereof, the consolidated Shareholders’ Equity of the Borrower, plus (i) the Shareholders’ Loan (only to the extent it constitutes Subordinated Debt), (ii) the Preferred Shares until May 31, 2015, and, at any date of determination thereafter if such Preferred Shares were duly subordinated and postponed to the prior repayment of the Credit Obligations pursuant to Article 10(o), and (iii) debt-like preferred shares of the Borrower (other than the Preferred Shares) duly subordinated and postponed to the prior repayment of the Credit Obligations pursuant to terms and conditions satisfactory to the Lender, less goodwill and any other intangible assets including deferred costs and intellectual property; the whole as reflected in the last quarterly or annual financial statements, whichever were most recently submitted, calculated in accordance with GAAP.

“Term” means the last day of the Revolving Period.

“US Base Rate” means, on any particular date of determination, the fluctuating rate per annum equal to the higher of (i) the rate of interest per annum publicly announced from time to time by the Lender as its reference rate for determining rates on US Dollar denominated commercial loans made by it in Canada and (ii) the Federal Funds Rate plus 100 basis points per annum.

“US Base Rate Loan” means a Borrowing that bears interest at the US Base Rate plus the Applicable Margin.

“US Dollar” or the symbol “US$” means lawful money of the United States.

“US Revenue Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time.

1.2                                                                               Interpretation Generally

(a)                                 Singular connotes Plural and Vice Versa. The definitions provided herein apply equally to the singular and plural forms of the terms and expressions defined.

(b)                                 Gender. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

(c)                                  Meaning of “Includes”. The words “include”, “includes” and “including” will be interpreted as though followed by the phrase “without limitation”.

(d)                                 Extended Meaning. Unless the context requires otherwise,

(i)                                       any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(ii)                                    any reference herein to any person will be construed to include such person’s successors and assigns,

(iii)                                 the word “herein”, “hereof” and “hereunder”, and other words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(iv)                                all references herein to articles, Sections and Schedules will be construed as referring to articles, Sections or Schedules of or to this Agreement, and

(v)                                   the terms “property” and “assets” will be construed to refer to any and all tangible and intangible, movable and immovable, assets and properties, including cash, securities, accounts and contract rights.

1.3                                                                               References to Applicable Laws

Any reference in an Applicable Law will, unless the context requires otherwise, be a reference to that Applicable Law or the relevant Section or paragraph or other subdivision thereof, as amended, substituted, replaced or re-enacted from time to time.

1.4                                                                               Reference Currency

Whenever an amount of money is referred to such amount is in Canadian currency unless otherwise stated.

1.5                                                                               Time of Essence

Time is of the essence of the Credit Documents.  References to any time will, unless otherwise specified, be references to local time in Montreal, Canada.

1.6                                                                               Benefit of Agreement

The Credit Documents will be binding upon and will enure to the benefit of the Credit Parties and the Lender and their respective successors and permitted assigns.

1.7                                                                               Inconsistency among Credit Documents

To the extent that there is any conflict or inconsistency between this Agreement and any other Credit Document, this Agreement will govern. The fact that a Credit Document includes a provision that is not part of this Agreement will not be construed as a conflict or inconsistency.

1.8                                                                               Accounting Terms and Principles

(a)                                 Except as otherwise expressly provided herein, all terms of accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time. All calculations of the components of financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein will be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in preparation of the consolidated financial statements of the Borrower. In the event of a change in GAAP, the Borrower and the Lender will negotiate in good faith to revise (if appropriate) such financial ratios and financial covenants to give effect to the intention of the parties under this Agreement as at the date of this Agreement, and any new financial ratios and financial covenants will be subject to the Lender’s approval. In the event that such negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained in this Agreement will be made on a basis consistent with GAAP in existence as at the date of this Agreement.

(b)                                 The basis of accounting and all calculations required under this Agreement will be applied and made on a consistent basis and will not be changed without the prior written consent of the Lender. The Lender may withhold its consent if a proposed change could adversely affect the obligations of the Credit Parties.

(c)                                  All variables to be included in the calculation of any sum will be calculated without duplication.

Article 2
THE REVOLVING FACILITY

2.1                                                                               The Revolving Facility

On the terms and subject to the conditions set out in this Agreement and, in particular, subject to the conditions precedent set out in Article 6, the Lender agrees to make available to the Borrower a three-year revolving term facility in the principal amount of $20,000,000 (the “Revolving Facility”) or the Equivalent Amount in US Dollars to refinance existing debt, for general working capital requirements and general corporate purposes of the Borrower in the course of the DAVIDsTEA Business.

Each use of the Revolving Facility as well as any renewal or the conversion of one use into another is a “Borrowing” and all such usages outstanding at any time are “Borrowings”.

2.2                                                                               Extension of the Revolving Period

No more than 90 days and no less than 60 days prior to each anniversary date of the Closing Date, the Borrower may request an extension of the Revolving Period from the Lender for a further period to a specified Business Day which is 364 day after the then current Term (such requested date being the “New Stated Maturity Date”) by delivering to the Lender a written notice of such request (the “Request for an Extension”). No later than 60 days following the receipt by the Lender of the Request for an Extension, the Lender will have informed the Borrower of its decision to extend or not the Revolving Period. If the Lender consents to the extension of the Revolving Period, and provided that no Default or Event of Default will have occurred and remain outstanding the then current Revolving Period will be extended to the New Stated Maturity Date. Notwithstanding the foregoing, the Lender will not be required to inform the Borrower of its decision to extend or not the Revolving Period prior to receiving the budget and financial projections required to be delivered to the Lender pursuant to Article 9(e).

2.3                                                                               Accordion Feature

At any time prior to the Term, the Borrower may from time to time, by no less than 60 days’ prior written notice to the Lender (an “Increase Request”), request an increase to the Revolving Facility (a “Facility Increase”) by an amount not greater than $10,000,000. An Increase Request will be substantially in the form of Schedule 2.3 and will be accompanied by a Compliance Certificate (calculated on a current basis as well as a pro forma basis after giving effect to any potential Borrowing (whether or not a Borrowing is made) in connection with the proposed Facility Increase) together with such other supporting materials reasonably requested by the Lender. The principal amount of the proposed Facility Increase can be made in no more than one tranche and will be in a minimum amount of $5,000,000. No Facility Increase will be permitted if a Default (including for greater certainty failure to deliver the most recent monthly reporting package required under this Agreement) has occurred and is continuing. For greater certainty, the Facility Increase is uncommitted and the Lender may decline an Increase Request in its sole discretion. Not later than sixty (60) days after receipt of an Increase Request, the Lender will advise the Borrower in writing as to whether it has agreed to the Facility Increase.

2.4                                                                               Borrowing Options and Notice Requirements

(a)                                 Options under the Revolving Facility. The Borrower may obtain Borrowings under the Revolving Facility by way of:

(i)                                     Overdrafts, up to a maximum outstanding amount not exceeding $2,000,000;

(ii)                                  Prime Rate Loans;

(iii)                              BAs;

(iv)                              US Base Rate Loans;

(v)                                 LCs or LGs in Dollars, US Dollars or other currencies authorized by the Lender, up to an aggregate maximum amount not exceeding $2,000,000 or the Equivalent Amount in other currencies and for terms of not more than 364 days; and

(vi)                              LIBOR Loans.

(b)                                 Notice of Borrowing. Except in the case of Overdrafts, the Borrower will complete and deliver to the Lender a borrowing request in the form set out in Schedule 2.4(b) (the “Borrowing Request”) in order to obtain a Borrowing. The Borrowing Request will be received by the Lender before 11:00 on the day of a Borrowing by way of Prime Rate Loans or US Base Rate Loans. The notice requirements applicable to each type of Borrowing are set out in the Section entitled “Specific Borrowing and Credit Conditions.”

2.5                                                                               Limits on Borrowings and Credit

(a)                                 Revolving Facility. Borrowings under the Revolving Facility may be repaid and reborrowed at any time, subject to the terms and conditions of this Agreement, including the applicable notice requirements.

(b)                                 Exchange Rate Fluctuations. If, as a result of fluctuations in the rate of exchange of any currency for Dollars, the Borrowings outstanding, expressed in Dollars exceed the credit then available under the Revolving Facility, the Borrower will repay such excess to the Lender in no later than five Business Days.

2.6                                                                               Specific Borrowing and Credit Conditions

(a)                                 BAs. The availability of Borrowings by way of BAs is subject to the following additional conditions:

(i)                                     the Borrower will execute the Lender’s standard form of undertaking and agreement in respect of BAs;

(ii)                                  Borrowing Request by way of BAs will be received by the Lender not less than two Business Days before the Borrowing;

(iii)                              BAs will be issued and mature on a Business Day and will be issued in minimum face amounts of $1,000,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 28 and not more than 182 days (subject to availability);

(iv)                              the amount to be disbursed to the Borrower with respect to BAs discounted by the Lender is the Discounted Proceeds of such BAs, less the applicable Stamping Fee;

(v)                                 BAs do not bear interest nor carry any days of grace;

(vi)                              the Borrower appoints the Lender as its true and lawful attorney to complete, sign, endorse and issue BAs on its behalf in accordance with the Borrower’s instructions, whether given in writing, orally or by any other means, and authorizes the Lender to act on such instructions regardless of whether they were duly authorized or accurately transmitted. The Lender is authorized to make the necessary arrangements for the negotiation and delivery of BAs intended to be sold on the money market. The Borrower will, at the request of the Lender, execute a power of attorney to give effect to the foregoing;

(vii)                           the Borrower agrees that each BA completed, issued, endorsed (if necessary) and accepted by the Lender is a valid, binding and negotiable instrument of the Borrower as drawer and endorser;

(viii)                       if the Lender determines, in good faith, that there is no market for BAs under a new Borrowing, the Lender may refuse to accept the Borrower’s drafts or limit the amount of the BA issue;

(ix)                              if the Borrower fails to select and to notify the Lender of the selected period applicable to any BA, the Borrower will be deemed to have selected a Prime Rate Loan for the same amount;

(x)                                 the Borrower may not prepay any BA other than on its maturity date. Notwithstanding any other provision of this Agreement, the Borrower will indemnify the Lender against any loss, cost or expense incurred by the Lender if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(xi)                              the principal amount of any BA that is not paid at maturity will be converted automatically into a Prime Rate Loan;

(xii)                           each BA must mature on or before the end of the Term or before any scheduled reduction if, after such reduction, the outstanding Borrowings by way of BAs and LIBOR Loans under the Revolving Facility would exceed the aggregate amount of the Revolving Facility then in effect;

(xiii)                       BAs may be discounted by the Lender for its own account or may be sold to third parties; and

(xiv)                       the obligations of the Borrower with respect to BAs are unconditional and irrevocable and will be paid strictly in accordance with the provisions of this Agreement under all circumstances, including (y) any lack of validity or enforceability of any draft accepted by the Lender as a BA or (z) the existence of any claim, set-off, defence or other right which a Borrower may have at any time against the holder of a BA, the Lender, or any other person, whether in connection with this Agreement or otherwise.

(b)                                 LIBOR Loans. The availability of Borrowings by way of LIBOR Loans is subject to the following additional conditions:

(i)                                     Borrowing Request by way of LIBOR Loan will be received by the Lender not less than three Business Days prior to the date of such LIBOR Loan;

(ii)                                  LIBOR Loans will be issued and mature on a Business Day and will be made in minimum amounts of US$1,000,000 or such larger amount as is a whole multiple of US$100,000 for terms of one, two, three or six months (subject to availability);

(iii)                              each LIBOR Loan must mature on or before the end of the Term;

(iv)                              if the Borrower fails to select and to notify the Lender of the LIBOR Interest Period applicable to any LIBOR Loan, the Borrower will be deemed to have selected a US Base Rate Loan for the same amount;

(v)                                 the Borrower will indemnify and hold the Lender harmless against any loss, cost or expense (including any loss relating to liquidating or redeploying deposits acquired to fund or maintain any LIBOR Loan) incurred by the Lender as a result of the prepayment, conversion or cancellation of a LIBOR Loan other than on the last day of the applicable LIBOR Interest Period, or failure to draw down a LIBOR Loan on the first day of the LIBOR Interest Period;

(vi)                              the principal amount and any interest owed under any LIBOR Loan that is not paid on the last day of the applicable LIBOR Interest Period will be converted automatically into a US Base Rate Loan; and

(vii)                           if the Lender determines, which determination is final, conclusive and binding upon the Borrower, that:

(A)                               adequate and fair means do not exist for ascertaining the rate of interest on a LIBOR Loan;

(B)                               the making or the continuance of a LIBOR Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market;

(C)                               deposits in US Dollars are not available to the Lender in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable LIBOR Interest Period to make or maintain a LIBOR Loan during such LIBOR Interest Period; or

(D)                               the cost to the Lender of making or maintaining a LIBOR Loan does not accurately reflect the effective cost to the Lender;

then the Lender will promptly notify the Borrower of such determination and the Borrower will, prior to the LIBOR Interest Date, notify the Lender as to the basis of Borrowing it has selected in substitution for such LIBOR Loan. If the Borrower does not so notify the Lender, such LIBOR Loan will automatically be converted into a US Base Rate Loan on the expiry of the then current LIBOR Interest Period.

(c)                                  LCs and LGs. The availability of Borrowings by way of LCs and LGs is subject to the following additional conditions:

(i)                                     each LC and each LG will expire on a Business Day and will have a term of not more than 364 days ending on or before the end of the Term;

(ii)                                  at least three Business Days prior to the issue of any LC or LG, the Borrower will execute and deliver an application with respect to such LC or LG in the form specified by the Lender and will sign the Lender’s standard documentation and indemnity agreement then currently used in connection with LCs and LGs;

(iii)                               an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary has been obtained;

(iv)                              an LC or LG may be cancelled upon receipt by the Lender of the original thereof (and any amendment thereto) and evidence satisfactory to the Lender that the beneficiary thereunder has consented to such cancellation;

(v)                                 any amount drawn by the beneficiary of an LC or LG will be deemed to be outstanding as a Prime Rate Loan if the payment is made in Dollars or any other currency (other than US Dollars) or a US Base Rate Loan if the payment is made in US Dollars in the amount drawn or the Equivalent Amount in Dollars, as the case may be;

(vi)                              the Borrower will pay all customary and reasonable costs incurred in connection with any LC and LG and indemnify and hold the Lender harmless against any loss, cost or expense incurred by it in relation to any LC and LG or litigation relating thereto (including proceedings to restrain the Lender from making or to compel it to make a payment), including reasonable legal fees and other costs of litigation, except for any cost, loss or damage resulting from the gross or intentional fault of the Lender;

(d)                                 Hedge Contracts. If the Lender enters into a Hedge Contract with a Credit Party, it will do so subject to the following:

(i)                                     the Borrower will promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such Hedge Contract as required by the Lender;

(ii)                                  the Borrower will, if required by the Lender, promptly enter into an agreement in the form approved by the International Swaps and Derivatives Association, Inc. for transactions in the nature of the Hedge Contract (an “ISDA Agreement”) or another form of agreement approved by the Lender, in each case in form and substance satisfactory to the Lender to govern the Hedge Contract;

(iii)                               Hedge Contracts must relate to foreign currency risk or interest rate risk incurred under Borrowings obtained under the Revolving Facility;

(iv)                              Hedge Contracts for foreign exchange risk must have a term of eighteen (18) months or less and must terminate on or before the end of the Term;

(v)                                 Hedge Contracts for interest rate risk must have a term of three (3) years or less and must terminate on or before the end of the Term;

(vi)                              if an Event of Default exists, the Lender may terminate all or any Hedge Contracts and if the agreement governing any Hedge Contract does not contain provisions governing termination, any such termination will be effected in accordance with customary market practice (and the Lender’s determination of amounts owing under any terminated Hedge Contract will be conclusive in the absence of manifest error); and

(vii)                           the Borrower will pay all required fees in connection with any Hedge Contract and indemnify and hold the Lender harmless against any loss, cost or expense incurred by the Lender in relation to an Hedge Contract, except any loss, cost or expense caused directly by gross or intentional fault on the part of the Lender.

Article 3
REPAYMENT, PREPAYMENT AND INCREASED COSTS

3.1                                                                               Repayment

(a)                                 The Borrower may obtain, repay, re-borrow and convert Borrowings under the Revolving Facility until the end of the Term, subject to the terms and conditions of this Agreement.

(b)                                 The principal amount of any Borrowings outstanding at the end of the Term, together with all interest, fees, indemnities and other amounts owing under the Credit Documents, on any account whatsoever, will be due and payable on the last day of the Term without notice or demand by the Lender.

3.2                                                                               Voluntary Reductions of the Revolving Facility

Subject to the restrictions in the Credit Documents and notably the restrictions on the prepayment of Borrowings outstanding by way of BAs, LIBOR Loans, LCs or LGs before maturity, the Borrower may voluntarily reduce the credit available under the Revolving Facility without penalty by giving prior notice of reduction to the Lender no later than 11:00 a.m. on the third Business Day prior to the date of reduction. Voluntary reductions must be in minimum amounts of $250,000 and whole multiples of $100,000 or the entire amount outstanding on account of the Revolving Facility, in principal, interest, fees, indemnities and other sums.

3.3                                                                               Mandatory Prepayments

Any indemnity payable under a policy of insurance relating to the property, liability or business of the Credit Parties will be collected by the Lender, as loss payee and additional insured under such policy, and, if in excess of $250,000 in the aggregate for the relevant year of the Term, will be applied in payment of the outstanding Borrowings under the Revolving Facility. By written notice given to the Lender at the time of such repayment, the Borrower may elect to reserve all or any portion (in whole multiples of and not less than $100,000) of such repayment to be used to replace or rebuild the damaged property during a period of not more than two years or before the end of the Term, whichever is earlier, provided that the Borrower will notify the Lender of its intention to replace or rebuild the damaged property for which the indemnity was paid within one year of the occurrence of the casualty event. The amount that has not been reinvested within such period will be applied as a permanent reduction of the principal amount of the Revolving Facility.

3.4                                                                               Application of Prepayments

(a)                                 Application Generally. The Lender may apply any amount prepaid under the Revolving Facility to pay or repay, as the case may be, at its discretion: (i) any fees, expenses or indemnities then owing to the Lender under the Revolving Facility, (ii) any accrued and unpaid interest owed to the Lender under the Revolving Facility, and (iii) the principal amount of any Borrowings outstanding under the Revolving Facility.

(b)                                 Application to Indirect Advances. Any amount prepaid under the Revolving Facility on account of outstanding BAs, LIBOR Loans, LCs or LGs will be held by the Lender in a non-interest bearing deposit account until the maturity of such Borrowing at which time such amount will be applied in accordance with Section 3.4(a).

3.5                                                                               Increased Costs

The Borrower will reimburse the Lender (within ten Business Days of receipt of a certificate specifying the nature and quantum thereof) for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Lender hereunder (other than taxes on the overall net income of the Lender), (ii) the imposition of, or increase in, any reserve or other similar requirement, and (iii) the imposition of, or change in, any other condition affecting the Revolving Facility imposed by any Applicable Law.

The Lender will make reasonable efforts to deliver a certificate specifying the nature and quantum of any such increased cost or reduction in income as soon as possible after learning thereof and to limit the quantum and incidence of the increased cost or reduction in income. The Lender will only be entitled to seek reimbursement from the Borrower under this Section 3.5 if and for so long as it is not treating the Borrower less favourably than is applicable to any other commercial loan customers of the Lender with similar reimbursement obligations.  In the event the Lender subsequently recovers all or part of the amount of increased cost or reduction in income so reimbursed by the Borrower, it will repay the recovered amount to the Borrower.

Article 4
INTEREST RATES AND FEES

4.1                                                                               Interest Rates and Fees

(a)                                 Direct Borrowings. The Borrower will pay interest on the principal amount of each Overdraft, Prime Rate Loan and US Base Rate Loan at the then applicable Prime Rate or US Base Rate, as the case may be, plus the Applicable Margin.

(b)                                 Indirect Borrowings. The Borrower will pay fees calculated at the Applicable Rate on the face amount of each BA, LC and LG.

(c)                                  LIBOR Loans. The Borrower will pay interest on each LIBOR Loan based on the LIBOR plus the Applicable Margin.

(d)                                 Standby Fee. The Borrower will pay a standby-fee calculated at the Applicable Rate on the daily principal amount of the unused portion of the Revolving Facility.

(e)                                  Applicable Margins and Rates. The Applicable Margins, Applicable Rates and Standby Fees vary as a function of the level of the Adjusted Leverage Ratio as follows:

Level	Adjusted Leverage Ratio	Applicable Margin (US Base Rate and Prime Rate)	Applicable Rate: BAs, LIBOR, LCs and LGs	Standby Fees
I	R ≤ 3.0	0.50%	1.50%	0.30%
II	3.0 < R ≤ 4.0	0.75%	1.75%	0.35%
III	R > 4.0	1.25%	2.25%	0.45%

4.2                                                                               Adjustments in Rates and Fees

(a)                                 Changes in Underlying Interest Rates. The rate of interest payable on Overdrafts, Prime Rate Loans and US Base Rate Loans will change automatically with changes in the Prime Rate or US Base Rate, as the case may be, without the necessity of any notice to the Borrower.

(b)                                 Changes in Applicable Margins, Applicable Rates and Standby Fees. Any increase or decrease in the Applicable Margins, Applicable Rates or Standby Fees will be made on the basis of the Compliance Certificate in respect of the fiscal quarter (or, in the case of the last fiscal quarter of a Fiscal Year, the Fiscal Year) most recently ended and will become effective from the first Business Day of the month next following the earlier of (i) the date such Compliance Certificate must be delivered to the Lender in accordance with Article 9, and (ii) the date such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rate in respect of outstanding BA’s will become effective as of and from the date of the earlier of (y) the date on which the Compliance Certificate must be delivered to the Lender in accordance with Article 9, and (z) the date such Compliance Certificate is delivered. If the Borrower does not deliver a Compliance Certificate at the time and otherwise as required under Article 9, the Applicable Margins, Applicable Rates and Standby Fees will be calculated as if the Adjusted Leverage Ratio was at level III, that is, greater than 3.50:1, until such time as the said Compliance Certificate has been delivered.

(c)                                  BA and LC Fee Adjustments. If there is any increase or decrease in Applicable Rates for BAs, LCs or LGs, any fees that have been paid by the Borrower in advance in respect of outstanding BAs, LCs or LGs will be adjusted for the balance of the term thereof, and the Borrower or the Lender, as the case may be, will pay or refund the other any difference between the fees already paid by the Borrower and the fees owing by the Borrower as a result of such adjustment.

(d)                                 Default Rates. Upon the occurrence of an Event of Default which is continuing, the Lender may, in its sole discretion, declare that interest and fees on the Revolving Facility will be payable based on the Applicable Margin or Applicable Rate, as applicable, plus 2%.

4.3                                                                               Upfront Fee and Extension Fee

The Borrower will pay to the Lender, simultaneously with the execution of this Agreement, an upfront fee in the amount of $50,000 which represents 25 basis points of the amount of the Revolving Facility. The Borrower will pay to the Lender, on the first Business Day of each additional one year period from the expiry of the initial Revolving Period extended in accordance with Section 2.2, an extension fee to be determined by the Lender. No portion of the upfront fee or the extension fee is refundable.

4.4                                                                               Calculation and Payment of Interest and Fees

(a)                                 Direct Borrowings. The Borrower will pay interest on each Overdraft, Prime Rate Loan and US Base Rate Loan, monthly, in arrears, on the last day of each month or on such interest payment date as the Lender may specify, at the rates provided for in this Agreement. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as applicable, except for paragraph (ii) of the definition of US Base Rate where rates are calculated on the basis of a 360 day year.

(b)                                 LIBOR Loans. The Borrower will pay interest on each LIBOR Loan, on each LIBOR Interest Date, calculated in arrears. Interest on LIBOR Loans accrues daily on the basis of the actual number of days elapsed and a year of 360 days.

(c)                                  LC and LG Fees. The fee payable on account of any LC or LG will be calculated quarterly on the face amount of each LC or LG and on the basis of the number of days in the term of such LC or LG and a year of 365 days or 366 days, as applicable, and will be payable quarterly in advance.

(d)                                 BAs. The Stamping Fees payable on account of each BA will be paid in advance at the time of issue of each BA.  Stamping Fees are calculated on the basis of the number of days in the term of a BA and a year of 365 days or 366 days, as applicable, on the face amount of the BA.

(e)                                  Standby Fees. Standby fees are calculated daily and are payable quarterly, in arrears, on the last day of each fiscal quarter or on such other fee payment date as the Lender may specify, at the Applicable Rate provided for in this Agreement. Standby fees are calculated on the basis of a year of 365 days or 366 days, as applicable.

4.5                                                                               Administrative Charges with respect to LCs and LGs

The Borrower will pay to the Lender all reasonable administrative charges in connection with LCs and LGs (set-up fees, cable charges and other customary miscellaneous charges) at the rates and on the terms generally applicable to the other customers of the Lender.

4.6                                                                               Limit on Interest

The Borrower will not be obligated to pay any interest, fees or costs under or in connection with the Credit Documents in excess of what is permitted by Applicable Laws.

4.7                                                                               Overdue Payments

Any amount that is not paid when due hereunder will bear interest until paid at the rate otherwise applicable under the Credit Documents plus 2% per annum or, if no other rate is applicable, at the Prime Rate if such amount is owed in Dollars, or at the US Base Rate if such amount is owed in US Dollars, plus 2% per annum in each case.

4.8                                                                               Equivalent Yearly Rates

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or 366, as applicable.

4.9                                                                               Currency, Time and Place of Payment

All amounts payable by the Borrower under the Credit Documents will be paid in the currency of the relevant Credit Obligation or, if no currency is stipulated, in Dollars, in immediately available funds, without deduction, set-off or counter-claim. Amounts payable by the Borrower hereunder will be paid at the Lender’s main branch in Montreal. Payments will be made before 2:00 p.m. on the day such payments are due. Amounts due on a day other than a Business Day will be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

Article 5
ACCOUNTS AND RECORDS

5.1                                                                               Current Accounts

The Borrower will establish a current account with the Lender in Dollars and, as required, US Dollars (each a “Current Account”) for the conduct of the Borrower’s day to day banking business. If an Event of Default exists, the Lender may apply any credit balance in a Current Account, against any Credit Obligation.

Any cheque or payment instruction or debit authorization from the Borrower and resulting in an Overdraft in any Current Account will be deemed to be a request for such a Borrowing (up to the Overdraft limit specified in Section 2.4(a)(i)). If, at the end of any Business Day, there is a credit balance in any such Current Account relating to the Revolving Facility, the Lender may apply such credit balance to Prime Rate Loans or US Base Rate Loans outstanding under the Revolving Facility or, if an Event of Default exists, against any Credit Obligation.

5.2                                                                               Evidence of Indebtedness

The Lender will open and maintain in accordance with its usual practice books of account evidencing all Borrowings and all other amounts owing by the Borrower to the Lender hereunder. The Lender will enter in the foregoing accounts details of every drawdown date in respect of each Borrowing and of all amounts from time to time owing or paid by the Borrower to the Lender, the amounts of principal, interest and fees payable from time to time hereunder and the unused portion available to be drawn down by the Borrower. The information entered in the foregoing accounts will constitute, in the absence of manifest error, prima facie evidence of the obligations of the Borrower to the Lender hereunder, the date the Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal of, interest on and fees related to the Borrowings.

5.3                                                                               Debit Authorization

The Borrower authorizes and directs the Lender to automatically debit, by mechanical, electronic or manual means, any of its bank accounts for all amounts payable by any Credit Party to the Lender on account of principal, interest or fees (other than legal fees of counsel to the Lender and fees to any agent or consultant of the Lender) pursuant to the Credit Documents when due.

Article 6
CONDITIONS PRECEDENT

6.1                                                                               Conditions Precedent to the Initial Borrowing

The Borrower may not obtain any Borrowing under the Revolving Facility until the following conditions precedent have been fulfilled to the satisfaction of the Lender:

(a)                                 Delivery of Documents. The Credit Parties will have delivered to the Lender, in form and substance satisfactory to the Lender:

(i)                                     duly executed copies of this Agreement and the Security Documents subject to the provisions in Schedule 6.3;

(ii)                                  a pro-forma Compliance Certificate confirming compliance with the financial covenants;

(iii)                               the Perfection Certificate;

(iv)                              duly executed copies of all subordination agreements with respect to the Subordinated Debt, if applicable;

(v)                                 a duly certified copy of the constating documents and by-laws of each of the Credit Parties certified by a senior officer of the relevant Credit Party, accompanied by good standing or equivalent certificates issued by the appropriate governmental body of each Credit Party’s jurisdiction of incorporation and principal place of business;

(vi)                              a duly certified copy of a resolution or resolutions of the board of directors of each Credit Party relating to the authority of each Credit Party to execute and deliver and perform its obligations under the Credit Documents to which it is a party and all other instruments, agreements, certificates and other documents provided for or contemplated by the said Credit Documents and the manner in which and by whom the foregoing documents are to be executed and delivered, certified by a senior officer of the relevant Credit Party;

(vii)                           a certificate of each Credit Party setting forth specimen signatures of the individuals authorized to sign on its behalf the Credit Documents to which it is a party and the instruments, agreements, certificates and other documents provided for or contemplated by the said Credit Documents;

(viii)                        all consents for the transactions contemplated in the Credit Documents will have been obtained;

(ix)                              standard indemnity documentation used by the Lender in connection with the issuance of LCs and LGs, as required;

(x)                                 standard account documentation;

(xi)                              legal opinions from counsel to the Credit Parties and counsel to the Lender relating to such matters as the Lender may reasonably require; and

(xii)                           such certificates, authorizations, resolutions, search reports, legal opinions and other documents as the Lender may reasonably require.

(b)                                 Perfection of Security. The Security will have been registered, recorded or otherwise perfected or published wherever and however necessary to enforce and set up the rights thereunder against third persons.

(c)                                  Discharge of Liens. All Liens that are not Permitted Liens, if there are any, will have been discharged.

(d)                                 Lender’s Due Diligence. The Lender will have had the opportunity to make such investigations and inquiries and will have been provided with all such information as the Lender might reasonably require in connection with the Credit Parties, the current and pro forma ownership, management, financial condition, competition, capex, stores financial performance, claims and lawsuits, Material Contracts, insurance, environmental issues, capital structure or the Borrower and its Subsidiaries and results of operation of the Credit Parties and the DAVIDsTEA Business generally. The Lender will be satisfied with the result of such due diligence.

(e)                                  Financial Statements. The Lender will have received the most recent quarterly unaudited consolidated financial statements of the Borrower as of the month ending prior to the Closing Date satisfactory to the Lender.

(f)                                   Budget. The Lender will have received the financial budgets of the Credit Parties for the Fiscal Year 2015.

(g)                                  Financial Projections. The Lender will have received the financial projections of the Credit Parties for the Fiscal Years 2016 and 2017.

(h)                                 Environment. The Lender will have received an environmental checklist and indemnity duly executed by the Credit Parties.

(i)                                     Information. The Lender will have received all necessary information in order for the Lender to comply with legal and internal requirements in respect of anti-money laundering legislation, proceeds of crime legislation and ‘know your customer’ requirements as it pertains to the Credit Parties.

(j)                                    Existing Debt. Concurrently with the initial Borrowing, the Credit Parties will repay all existing Debt, other than the Debt permitted under this Agreement.

(k)                                 Fees. The Credit Parties will have paid all fees and reasonable out-of-pocket expenses owing under the Credit Documents including, without limitation, legal fees of Lender’s counsel.

6.2                                                                               Conditions Precedent to Each Borrowing

In addition to any other conditions precedent provided herein, the Lender’s obligation to make any Borrowing under the Revolving Facility is also subject to the condition precedent that no Default or Event of Default then exists that has not been waived by the Lender or in respect of which the Lender has not agreed to forbear from exercising its rights and remedies under the Credit Documents.

6.3                                                                               Post-Closing Undertakings

The Borrower will ensure that all post-closing undertakings as set forth in Schedule 6.3 (the “Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Undertakings within such applicable time periods will constitute an Event of Default.

Article 7
LENDER’S SECURITY

7.1                                                                               Security and Security Documents

(a)                                 Continuous Obligation to Grant and Maintain Security. As security for the due and punctual payment and performance in full of all Credit Obligations, the Credit Parties will grant and maintain security for the benefit of the Lender on all of their respective movable (“personal”) and immoveable (“real”) property and assets, both present and future and of every nature and kind and wherever situated, to the extent and pursuant to such documents (the “Security Documents”) as the Lender may reasonably require (the “Security”). The Security will create, in favour of the Lender, a first-ranking Lien subject only to Permitted Liens. The Security Documents will include such legal opinions, certificates of officers, resolutions and Liens searches, as the case may be, as the Lender may reasonably require.

(b)                                 Security as Condition Precedent. The Borrower will cause the following Security Documents and Guarantee to be executed and delivered to the Lender on or prior to the Closing Date, to secure the Credit Obligations, each in form and substance satisfactory to the Lender:

(i)                                     a deed of movable hypothec granted by the Borrower;

(ii)                                  an Ontario general security agreement granted by the Borrower;

(iii)                               a US security agreement granted by DAVIDsTEA (USA) Inc.;

(iv)                              such hypothecs or acknowledgements as may be necessary or desirable in order to create, perfect and set up against third parties Security in Intellectual Property;

(v)                                 documents constituting security pursuant to Section 427 of the Bank Act (Canada) granted by the Borrower;

(vi)                              control agreements governing all deposit accounts of the Credit Parties in the United States;

(vii)                           landlord (consent and peaceable enjoyment) agreements with each of the landlords of the Real Property that is leased by a Credit Party at the following address: 5690,5692 and 5700 Pare, Town of Mount Royal, Quebec, H4P 2M2;

(viii)                        a Guarantee executed by DAVIDsTEA (USA) Inc., as Guarantor;

(ix)                              certificates of insurance describing the property, liability and other insurance coverage held by the Credit Parties and attesting to the designation of the Lender as loss payee or additional insured, as the case may be, under the policies relating thereto with the benefit of a mortgage or hypothecary clause in the form approved by the Insurance Bureau of Canada; and

(x)                                 such hypothecs, security agreements or acknowledgments as may be necessary or desirable in order to create, perfect and set up against third parties the security interests under the Security Documents.

(c)                                  Immoveable Property and Immoveable Real Rights. Upon any Credit Party becoming the owner of any immoveable property or any immoveable real right in accordance with the terms of this Credit Agreement, such Credit Party will forthwith, but in any event no later than fifteen Business Days from becoming the owner thereof, grant Security to the Lender on such immoveable property or any immoveable real rights as well as all other present and future immoveable property and immoveable real rights to secure the Credit Obligations. Such Security will create, in favour of the Lender, a first-ranking Lien subject only to Permitted Liens. The Security Documents, in form and substance satisfactory to the Lender, will include such legal opinions (including title opinions and/or title opinions), certificates of officers, resolutions and Liens searches, as the case may be, as the Lender may reasonably require.

7.2                                                                               Perfection of Security

The Credit Parties will cause the Security to be continuously registered, recorded or otherwise perfected or published wherever and however necessary to enforce and set up the rights created thereunder against third persons.

7.3                                                                               Additional Credit Parties

The Borrower will cause each Person that is a Subsidiary of the Borrower and that is required to become a Guarantor pursuant to the provisions of this Agreement forthwith after the Closing Date, but in any event within 20 days from the date on which such Subsidiary is required to become a Guarantor pursuant to the provisions of this Agreement, to execute and deliver to the Lender a Guarantee and Security Documents similar to those delivered by the other Guarantors, in a form and substance satisfactory to the Lender, together with such legal opinions and other supporting documents as the Lender may reasonably require.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1                                                                               Representations and Warranties

The Borrower represents and warrants to the Lender the matters set out below for itself and on behalf of each Credit Party.

(a)                                 Corporate Existence. Each Credit Party is a legal person, duly constituted, validly existing and duly registered or qualified to carry on business in each jurisdiction where it is required by Applicable Laws to be so registered or qualified.

(b)                                 Due Authorization. Legal Compliance. The execution, delivery and performance by each Credit Party of (i) the Credit Documents to which it is a party and (ii) the Material Contracts to which it is a party have been duly authorized by all necessary actions and do not violate its constituting documents or any Applicable Laws or agreements to which it is subject or by which it is bound.

(c)                                  No Adverse Claims. Except as set out in Schedule 8.1(c), as at the date hereof and the date of the first Borrowing, there is no claim, action, prosecution or other proceeding of any kind pending or to its knowledge threatened against any Credit Party or any of its property or assets before any court or administrative agency which, if adversely determined, might have a Material Adverse Effect and there are no circumstances of which the Credit Parties are aware which might give rise to any such proceeding which it has not fully disclosed to the Lender.

(d)                                 Financial Statements. The most recent financial statements of the Credit Parties provided to the Lender fairly, in all material respect, present their respective financial position as of the date thereof and their respective results of operations and cash flows for the fiscal period covered thereby and since the date of such financial statements there has occurred no Material Adverse Change.

(e)                                  Description of Business. The Borrower and the other Credit Parties operate in the retail sale of tea and tea-related products, all related or ancillary activities associated thereto and any retail food and beverage distribution activity (the “DAVIDsTEA Business”).

(f)                                   Title to and Sufficiency of Assets. As at the date hereof, each of the Credit Parties has good and marketable title to all of its properties and assets, free and clear of any Liens other than Permitted Liens. Each Credit Party owns or has rights in all property and assets necessary to carry on the DAVIDsTEA Business.

(g)                                  Owned and Leased Real Property. Schedule 8.1(g) contains a full and accurate description of all immovable property and real estate owned by each Credit Party or used in the course of the DAVIDsTEA Business (the “Real Property”), including a cadastral number or legal description of all such property in which it has a real right and the name and address of the landlord of any leased premises.

(h)                                 Material Contracts. Each agreement, deed, instrument or other contract or document to which it is a party, the breach or termination of which might have a Material Adverse Effect, is described in Schedule 8.1(h) (each a “Material Contract”). The Credit Parties have delivered to the Lender a full and accurate copy of each Material Contract. As at the date hereof and the date of the first Borrowing, each Material Contract is in full force and effect, unamended. The Credit Parties are not aware of any material default thereunder or of any event or circumstance that, with the giving of notice, the lapse of time or otherwise, is susceptible of becoming a material default thereunder.

(i)                                     Intellectual Property. All registered trademarks, trade names, certification marks, patents, circuit topographies, copyrights and industrial designs (collectively, “Intellectual Property”) that are registered in any government or public office or in respect of which any application for registration is pending with regard to any Credit Party, or that are licensed to or otherwise used by a Credit Party, are listed in Schedule 8.1(i). The Credit Parties do not otherwise own or use any Intellectual Property, other than that listed in such Schedule, which is material to their business or operations and to the best of the knowledge of the Borrower, no business carried on by any Credit Party infringes the Intellectual Property of any other Person.

(j)                                    Government Licences and Permits. The Credit Parties hold, in good-standing, all licences and permits which, if not held in good standing, might reasonably be expected to cause a Material Adverse Change. All such permits and licences are listed in Schedule 8.1(j).

(k)                                 Subsidiaries. All Subsidiaries of the Borrower are fully described in Schedule 8.1(k).

(l)                                     Security Searches and Perfection Certificate. Each Credit Party has caused an authorized officer or officer of such Credit Party to complete, sign and deliver to the Lender a certificate entitled “Officer’s Certificate (Security Searches and Perfection).” All information in such certificate including the schedules thereto (the “Perfection Certificate”) is complete and accurate and discloses, among other things, the current and former names of each of the Credit Parties and any other Credit Party, any version thereof in another language and such person’s places of business.

(m)                             Rank of Security. The Security creates in favour of the Lender a first-ranking Lien on all movable property of the Credit Parties, subject only to Permitted Liens.

(n)                                 Compliance with Laws.  Environment. It is in compliance in all material respects with all Applicable Laws including, without limitation, all Environmental Laws. Insofar as the DAVIDsTEA Business involves any Environmentally-sensitive Activity, such activity is conducted so as to reduce the risk resulting therefrom to a prudent and manageable level. It has no knowledge of the release or existence of any Contaminant on any Real Property. It is not obligated to perform any action or otherwise incur an expense under any Environmental Law pursuant to any order, decree, notice or directive of any governmental authority.

(o)                                 Taxes. It has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-ranking Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested.

(p)                                 Margin Stock Restrictions. None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock. “Margin stock” herein has the meaning specified in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States.

(q)                                 ERISA and Pension Plans. Each Plan, each Multiemployer Plan and each other pension plan of any Credit Party is in compliance in all material respects with the applicable provisions of ERISA, the US Revenue Code and any other applicable law. No Credit Party has any material unfunded liability under any pension plan.

(r)                                    Investment Company Act. None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States, as amended.

(s)                                   Public Utility Holding Company Act. None of the Credit Parties is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 of the United States, as amended.

(t)                                    No Default. No Default or Event of Default exists.

(u)                                 Accurate and Complete Disclosure. The information furnished to the Lender in the Credit Documents fairly describes, in all material respects, the financial condition, results of operation, business and affairs of the Credit Parties and their respective properties, assets and liabilities as at the date of such Credit Documents. There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect.

8.2                                                                               Survival of Representations and Warranties

The representations and warranties made herein and in the other Credit Documents will survive the execution and delivery of the Credit Documents and, except any representation and warranty made as at a specific time or with reference to a specific document, will be deemed to be continuously made and effective in respect of the Credit Parties, their respective financial condition, results of operation, assets, liabilities and business, and the Credit Documents.

Article 9
REPORTING COVENANTS

The Borrower will deliver to the Lender:

(a)                                 Quarterly Statements — quarterly unaudited consolidated financial statements of the Borrower, as soon as available and, in any event, within 60 days of each fiscal quarter end (except for the last fiscal quarter of each Fiscal Year);

(b)                                 Quarterly Compliance Certificate — a quarterly Compliance Certificate, substantially in the form of Schedule 9(b), within 60 days of each fiscal quarter end (except for the last fiscal quarter of each Fiscal Year), certifying compliance with this Agreement including the calculations necessary to demonstrate compliance with the financial covenants provided for herein;

(c)                                  Annual Financial Statements — annual, audited, consolidated financial statements for the Borrower, as well as all related management discussion and analysis of the Borrower, as soon as available and, in any event, within 90 days of each Fiscal Year end;

(d)                                 Annual Compliance Certificate — an annual Compliance Certificate, substantially in the form of Schedule 9(b), within 90 days of each Fiscal Year end, certifying compliance with this Agreement including the calculations necessary to demonstrate compliance with the financial covenants provided for herein;

(e)                                  Annual Budget and Financial Projections — as soon as available and, in any event, no later than 90 days of each Fiscal Year end, an annual consolidated budget of the Credit Parties for the next Fiscal Year and financial projections for the two Fiscal Years following the next Fiscal Year, provided that no financial projections will have to be delivered to the Lender if the Borrower had not delivered a Request for an Extension pursuant to Section 2.2.

(f)                                   Notice of Certain Events — prompt notice of (i) the amendment, modification or termination of any Material Contract or the assignment on purported assignment thereof by a counterparty or of any material default thereunder, (ii) the release or discovery of any Contaminant on any Real Property, (iii) any change in any information contained in Schedules 8.1(c) to 8.1(k) or in the Perfection Certificate, (iv) any transaction or event that would give rise to a mandatory prepayment, (v)  any Default or Event of Default, in each case with the particulars thereof; and (vi) the acquisition or creation of any new Subsidiary of the Parent;

(g)                                  ERISA — the Borrower will inform the Lender as soon as possible, and in any event within 10 days after it knows or has reason to believe that any of the events or conditions specified below has occurred or exists (and will provide a copy of any report or notice required to be filed with or given to PBGC):

(i)                                     any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30 day notice requirement in respect thereof has been waived by the PBGC;

(ii)                                  a notice of intent to terminate any Plan or any action taken by a Credit Party to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA or the receipt of notice from a Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has terminated;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi)                              the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the US Revenue Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections; and

(h)                                 Other Information — such other reports, information and documents as and when the Lender may reasonably require.

Article 10
AFFIRMATIVE COVENANTS

The Borrower makes the covenants and agreements set out below for the benefit of the Lender on its behalf and on behalf of each Credit Party.

(a)                                 Payment. The Credit Parties will pay or cause to be paid all sums of money when due by a Credit Party under the Credit Documents.

(b)                                 Compliance with Law. Each Credit Party will comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws.

(c)                                  Access. Each Credit Party will permit the Lender or its representatives, from time to time acting reasonably and upon reasonable notice (unless a Default or Event of Default exists in which case no such notice will be necessary), to visit and inspect such Credit Party’s premises, properties and assets and examine and obtain copies of such Credit Party’s records or other information during business hours and discuss its business and affairs with its auditors, counsel and other professional advisers.

(d)                                 Insurance. Each Credit Party will keep its assets fully insured with financially sound and reputable insurance companies against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets. Such insurance will include all-risk property insurance, comprehensive general liability insurance and business interruption insurance. The Credit Parties will notify the Lender of any claim made under any insurance policy in excess of $200,000.

(e)                                  Taxes. Each Credit Party will file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested.

(f)                                   Material Contracts. Each Credit Party will maintain in good standing all Material Contracts as well as all permits and licences the loss or breach of which might reasonably be expected to have a Material Adverse Effect and will obtain all new permits and licences, and use reasonable commercial effort to obtain all new contracts, if the failure to do so might reasonably be expected to have a Material Adverse Effect.

(g)                                  Further Assurances. At the request of the Lender, each Credit Party will execute and deliver such further agreements, deeds, instruments and other documents and to do such things as may reasonably be necessary to give effect to the Credit Documents.

(h)                                 Banking Services. The Credit Parties will maintain most of their bank accounts with the Lender or any of its Affiliates after a reasonable transition period of up to 180 calendar days from the Closing Date to allow the Credit Parties to move their bank accounts from their existing supplier to the Lender or any of its Affiliates.

Notwithstanding the foregoing, the Credit Parties will be entitled to maintain bank accounts for the sole purpose of facilitating collections in Canada with other banks and in the United States of America with Bank of America, provided that (i) the deposits in such bank accounts will not exceed at any time an aggregate amount of $2,000,000, and (ii) a control agreement, in form and substance satisfactory to the Lender is entered into between Bank of America and the Lender in respect of such bank accounts within 180 calendar days from the Closing Date

(i)                                     Maintenance of Assets. Each Credit Party will maintain, subject to normal wear and tear, in good operating condition all of its assets used or useful in the conduct of its business, as would a prudent owner of similar property consistent with its past practices.

(j)                                    Conduct DAVIDsTEA Business. Each Credit Party will carry on and continuously conduct the DAVIDsTEA Business in an efficient, diligent and businesslike manner.

(k)                                 Books and Records. Each Credit Party will keep adequate books and records of account in which complete entries will be made in accordance with GAAP.

(l)                                     Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility only for the purposes permitted under this Agreement.

(m)                             Rental Payments. Each Credit Party will ensure that each rental payment is paid when due under the lease governing each leased Real Property.

(n)                                 Anti-Money Laundering Legislation. Promptly following a request by the Lender, the Credit Parties will provide all documentation and other information which the Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, including guidelines or orders thereunder, the “AML Legislation”). The Credit Parties authorize the Lender to request and obtain such information from any Person. The Credit Parties also acknowledge that they have been notified that the Lender is required under the AML Legislation to obtain, verify and record information which allows the Lender to identify each Credit Party in accordance with the AML Legislation.

(o)                                 Shareholders’Loan and Preferred Shares. If the Shareholders’ Loan and the Preferred Shares are not fully repaid upon closing of an IPO, or if no IPO has occurred before May 31, 2015, the Borrower will enter into, and will cause Rainy Day Investments Ltd. or any holder of the Shareholders’ Loan and any holder of the Preferred Shares to enter into, on or before May 31, 2015, a subordination agreement with the Lender in respect of the Shareholders’ Loan and the Preferred Shares in form and substance satisfactory to the Lender.

Article 11
RESTRICTIVE COVENANTS

The Borrower makes the covenants and agreements set out below for the benefit of the Lender for itself and on behalf of each Credit Party.

(a)                                 DAVIDsTEA Business. The Credit Parties will not carry on any business other than the DAVIDsTEA Business.

(b)                                 Limitation on Debt. No Credit Party will incur or suffer to exist any Debt other than:

(i)                                     Debt to the Lender;

(ii)                                  Subordinated Debt duly subordinated and postponed to the prior repayment of the Credit Obligations pursuant to terms and conditions satisfactory to the Lender;

(iii)                               the Preferred Shares;

(iv)                              the Shareholders’ Loan;

(v)                                 Debt owed by a Credit Party to another Credit Party;

(vi)                              Debt secured by Permitted Liens;

(vii)                           Debt under Purchase Money Obligations up to an aggregate outstanding amount for all Credit Parties not to exceed $500,000;

(viii)                        Debt up to an aggregate outstanding amount for all Credit Parties not to exceed $500,000; and

(ix)                              other Debt expressly permitted by the Lender in writing.

(c)                                  Limitation on Liens. No Credit Party will grant, create, assume or suffer to exist (on the happening of any contingency or otherwise) any Lien on its property or assets other than:

(i)                                     the reservations, limitations, provisos and conditions, if any, expressed in the original grant of an immovable (“real property”) from the Crown or letters patent from the Crown;

(ii)                                  restrictions, easements, servitudes, rights of way or other similar rights in land, including, in each case, for sewers, drains, gas and water mains, electric light and power or telephone and telegraph conduits, poles and cables, pipelines or zoning restrictions affecting the use of such person’s immovable (“real properties”), in each case, which do not materially or adversely impair the use for which any one of such immovable (“real properties”) is intended nor impair the Liens under the Security Documents;

(iii)                               any Lien for taxes, assessments or other governmental charges or levies which are not yet due or, if due, the validity of which is being contested diligently and in good faith by or on behalf of the person allegedly liable therefor, and for which such person has set aside appropriate reserves on its books, as and if required by GAAP and provided that adequate security (including an amount in cash, a letter of credit or a suretyship) for such reserves has been provided to the Lender;

(iv)                              any Lien of any judgment rendered or claim filed against such person, which such person or others on its behalf will be contesting diligently and in good faith by or on behalf of such person, and for which such person has set aside appropriate reserves on its books, as and if required by GAAP and provided that adequate security (including an amount in cash, a letter of credit or a suretyship) for such reserves has been provided to the Lender;

(v)                                 any Lien of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor of any one thereof or any other similar Lien related to the construction or the maintenance of such person’s real or immovable properties or any undetermined or inchoate Lien, provided that any such Lien is not registered or published or that such person has not received a notice in respect of same in accordance with the provisions of any Applicable Law, or provided that such Lien secures an obligation whose terms has not yet expired or that such person is not in default to perform same or, if notice has been given or if such Lien is registered or published, which such person or others on its behalf will be contesting diligently and in good faith by or on behalf of such person and for which such person has set aside appropriate reserves on its books, as and if required by GAAP and provided further that adequate security (including an amount in cash, a letter of credit or a suretyship) for such reserves has been provided to the Lender;

(vi)                              any Lien (other than any Lien in respect of a pension plan) consisting of the pledges or deposits made pursuant to laws relating to workmen’s compensation or similar laws, or deposits made in good faith in connection with offers, tenders, leases or contracts (excluding, however, the borrowing of money or the repayment of money borrowed), deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(vii)                           minor title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of immovable (“real property”), provided that none of the foregoing adversely affects the use, the value or marketability of such immovable property (“real property”) nor impair the Liens under the Security Documents;

(viii)                        any Lien in favour or for the benefit of the Lender securing the Credit Obligations;

(ix)                              Liens taken or received in movable (“personal”) property financed by Purchase Money Obligations, provided that the Purchase Money Obligations are permitted under this Agreement;

(x)                                 Hypothec in favour of Développement Olymbec (2004) inc. (or any successors or permitted assigns) in the principal amount of $72,350 registered at the register of personal and movable real rights (“RPMRR”) under no. 10-0362916-0005;

(xi)                              Hypothec in favour of Place du Royaume inc. in the principal amount of $62,000 registered at the register of personal and movable real rights (“RPMRR”) under no. 10-0506021-0001; and

(xii)                           Liens in favour of HSBC Bank Canada and Investissement Québec provided that such Liens will not secure any outstanding Debt of the Credit Parties and that they are discharged within 30 days from the Closing Date, provided that the use of the term “Permitted Liens” to described the foregoing Liens will mean that such Liens are permitted to exist; and for greater certainty such Liens will not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

(the “Permitted Liens”).

(d)                                 Dividends and other Distributions. No Credit Party will pay any dividend, redeem, retract, retire or purchase any share or interest in the capital of such Credit Party or make any other payment to a shareholder or a Related Party of a Credit Party (each a “Distribution”) other than (i) Distributions by a Credit Party to another Credit Party, (ii) upon closing of an IPO, the redemption, or the conversion into common shares of the Borrower, of the Preferred Shares, or any financial derivative related thereto, issued by the Borrower and repayment of the obligations outstanding under the Shareholders’ Loan, provided that (a) there is no Default and that such Distribution could not result in a Default, and (b) such repayment or redemption is made with the proceeds raised in connection with the IPO, and (iii) any Distribution where the payment is made by the issuance of common shares of the Borrower.

(e)                                  Payment of Subordinated Debt. No Credit Party will make any payment on account of Subordinated Debt (i) if there is a Default or if such payment could result in a Default, and (ii) other than in accordance with the terms and conditions of the subordination agreement applicable therein.

(f)                                   Hedging.  The Credit Parties will not enter into any Derivative Instruments for speculative purposes.

(g)                                  Investments, Guarantee and Financial Assistance. No Credit Party will make any investment in another Person, including any subscription or purchase of any right in the capital of such Person, nor will any Credit Party grant any financial assistance or benefit to any Person or guarantee the obligations of any Person other than:

(i)                                     investments by a Credit Party in another Credit Party or any financial assistance by a Credit Party in favour of another Credit Party;

(ii)                                  investments, guarantees and financial assistance that do not exceed, in the aggregate, $500,000 at any time; and

(iii)                               investments in Cash Equivalents.

(h)                                 Transactions with Related Parties. No Credit Party will engage in any material transactions or agreements with any related party (other than with another Credit Party) on terms and conditions not less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm’s length basis from unrelated third parties. For the purposes of this Article 11(h), (y) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (z) the definition of Control must be read as replacing 50.1% by 20.1%.

(i)                                     Sale of Assets. No Credit Party will sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than:

(i)                                     any sale, transfer, conveyance, lease or other disposition made by a Credit Party in the ordinary course of the DAVIDsTEA Business;

(ii)                                  any sale, transfer, conveyance, lease or other disposition made to another Credit Party;

(iii)                               the sale or other disposition of obsolete or damaged equipment or inventory that is of nominal value; and

(iv)                              any sale, transfer, conveyance, lease or other disposition of property or assets for consideration that does not exceed, in the aggregate, $500,000 in any Fiscal Year.

(j)                                    Merger. No Credit Party will merge, amalgamate, or otherwise enter into any other form of business combination with any other person except a Credit Party, or in the case of a person other than a Credit Party, then only with the prior written consent of the Lender.

(k)                                 Changes Affecting Perfection. No Credit Party will change its name or the location of any of its assets, head office or chief executive office except, in the case of inventory or equipment if it is moved in the ordinary course of the DAVIDsTEA

Business or pursuant to a transfer to another Credit Party and the Credit Parties have complied with their obligations to continuously maintain the Security in accordance with Section 7.1.

(l)                                     Material Contracts. No Credit Party will amend, modify or supplement any Material Contract in any material respect or terminate any Material Contracts except in accordance with the terms of such Material Contract or if such amendment, modification, supplement or termination cannot reasonably be expected to have a Material Adverse Effect.

(m)                             Corporate Structure; Fiscal Year. No Credit Party will amend or modify its constitutive documents or organizational structure in any manner that would impair or adversely affect its ability to perform the Credit Obligations, nor change the date of its Fiscal Year end without the prior written consent of the Lender which will not be withheld unreasonably.

(n)                                 Acquisitions. No Credit Party will make any acquisition of business (either by way of purchase of assets or shares or otherwise), other than acquisitions that do not exceed $2,500,000 in any Fiscal Year for all Credit Parties and further provided that the following conditions are met, as applicable:

(i)                                     in respect of any acquisition of assets (w) such assets are located in Canada or the United States, (x) the target company’s acquired assets are in a business similar to the DAVIDsTEA Business, and (y) the acquired assets will be free of any Lien, or

(ii)                                  in respect of any acquisition of shares or otherwise, (u) the acquired shares and the target’s assets will be free of any Lien, (v) such acquisition will not be hostile (w) such acquisition will be made in respect of shares of a Person governed by the laws of Canada or of any of its Provinces or Territories or by the laws of the United States, (x) such acquisition is made in respect of a target company carrying on a business similar to the DAVIDsTEA Business, (y) the target company must, prior to the completion of such acquisition, have a positive pro forma EBITDA for the previous 12 months and projected pro forma positive EBITDA following the completion of such acquisition, and (z) the relevant Credit Party will have Control of the target company after the completion of such acquisition.

(o)                                 Capital Expenditures. None of the Credit Parties will make Capital Expenditures, other than Capital Expenditures representing in the aggregate for all Credit Parties not more than (i) $20,000,000 for Fiscal Year 2015, (ii) $22,500,000 for Fiscal Year 2016, and (iii) $25,000,000 for Fiscal Year 2017.

(p)                                 Sale and Leaseback Transactions. None of the Credit Parties will enter into any sale and leaseback transaction, except for any sale and leaseback transaction between Credit Parties, without the prior written consent of the Lender.

Article 12
FINANCIAL COVENANTS

12.1                                                                        Financial Ratios and Minimum Equity

The Borrower will maintain on a consolidated basis (calculated and tested at the end of each Fiscal Year quarter on a rolling four-quarter basis):

(a)                                 Leverage Ratio - a Leverage Ratio that does not exceed 3.00:1.00 at all times;

(b)                                 Tangible Net Worth — a minimum Tangible Net Worth of $30,000,000 at all times; and

(c)                                  Fixed Charge Coverage Ratio - a minimum Fixed Charge Coverage Ratio of 1.25:1.00 at all times.

Article 13
EVENTS OF DEFAULT

13.1                                                                        Events of Default

The occurrence of any one or more of the following events will constitute an event of default (each an “Event of Default”):

(a)                     Payments — a Credit Party fails to pay when due any amount in principal owed under the Credit Documents;

(b)                     Financial Covenants — a Credit Party defaults in the performance of the financial covenants contained in Article 12 or the reporting covenants contained in Article 9(a), Article 9(b) and Article 9(c);

(c)                      Other Payment Obligations — a Credit Party fails to pay when due any interest, fees or other amount, except an amount in principal, owed under the Credit Documents and such Default is not remedied within three Business Days;

(d)                     Other Obligations — subject to Sections 13.1(a), (b) and (c), a Credit Party breaches, in any material respect, any provision of a Credit Document and such Default is not remedied within ten Business Days;

(e)                      Representations and Warranties — any representation or warranty made or deemed to have been made in any Credit Document will be false or inaccurate in any material respect;

(f)                       Cross-default — a Credit Party defaults in the payment of any Debt owed to any person other than the Lender if the amount of such Debt exceeds $500,000, or in the performance or observance of any agreement in respect of any such Debt where, as a result thereof, the maturity of such Debt may be accelerated;

(g)                      Insolvency — any Credit Party is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

(h)                     Reorganization, Winding-up or Receivership — any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced for (i) the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of any Credit Party, or (ii) the composition, re-scheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of any Credit Party, or (iii) the appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for all or any significant part of the assets of any Credit Party, or (iv) the possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of any Credit Party; provided that no Event of Default will occur as a result of the filing of any involuntary case or proceeding if such case or proceeding is contested diligently and in good faith and is dismissed within 30 days;

(i)                         Adverse Proceedings — any person holding a Lien on the assets of a Credit Party, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any such persons takes possession, forecloses, retains, sells or otherwise disposes or proceeds to enforce security over all or any significant part of the assets of a Credit Party or gives notice of its intention to do any of the foregoing and such action is not contested diligently and in good faith by the Credit Parties or is not reversed or dismissed within 30 days;

(j)                        Judgment — one or more judgments for the payment of money in an aggregate amount in excess of $500,000 will be rendered against any of the Credit Parties and the same will remain undischarged for a period of 30 consecutive days during which execution will not be effectively stayed, or any action will be legally taken by a judgment creditor to attach or levy upon any assets of the Credit Parties to enforce any such judgment, provided that, no Event of Default will arise under this Section if such Credit Party is insured for the full amount of such judgment pursuant to a liability insurance acceptable to the Lender;

(k)                     Change of Control — a change in Control of a Credit Party occurs;

(l)                         Cessation of Business — the Credit Parties, taken as a whole, cease or threaten to cease to carry on the DAVIDsTEA Business;

(m)                 Qualified Auditors Report — any report of the Borrower’s auditor on the financial statements required to be delivered hereunder contains a material adverse qualification;

(n)                     Invalidity — any material provision of a Credit Document ceases to be legal, valid, binding, or enforceable or is repudiated or contested by a Credit Party and the resulting impairment of the rights of the Lender is not remedied within five Business Days after written notice thereof by the Lender;

(o)                     Termination of Guarantee — If the Guarantee provided by a Guarantor is or purports to be terminated by notice given under Article 2362 of the Civil Code of Québec; or

(p)                     Material Adverse Change — there is, in the opinion of the Lender, acting reasonably, a Material Adverse Change.

13.2                                                                        Rights and Remedies

If an Event of Default exists, the Lender will have no obligation to make Borrowings available and may, by written notice to the Credit Parties, declare all Credit Obligations to be immediately due and payable. Upon receipt of such written notice, the Credit Parties will immediately pay to the Lender all Credit Obligations including an amount equal to the aggregate of the face amounts of all BAs, LCs and LGs which are unmatured. Notwithstanding any other provision hereof, the Lender may apply all payments received on account of the Credit Obligations against all or any part thereof as it sees fit. The Lender may enforce its rights to realize upon the Security.

13.3                                                                        Notice

Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Lender in order to put the Borrower in default, the latter being in default by the simple lapse of time granted to execute an obligation or by the simple occurrence of a Default or an Event of Default.

Article 14
GENERAL

14.1                                                                        Notice

Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto will be in writing and will be deemed to have been duly given or made to the party to whom such notice, request, demand or other communication is given or permitted to be given or made hereunder, when delivered to the party (by certified mail, postage prepaid, fax, electronic mail or by physical delivery) to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. Notwithstanding the foregoing, any notice will be deemed to have been received by the party to whom it is addressed (a) at the time of such delivery if given by physical delivery, certified mail or postage prepaid, and (b) if faxed or sent by electronic mail before 3:00 p.m. on a Business Day, on that day and if faxed or sent by electronic mail after 3:00 p.m. on a Business Day, on the Business Day next following the date of transmission. If normal postal, fax or electronic transmission system service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice will use such services which have not been interrupted or will deliver such notice by messenger in order to ensure its prompt receipt by the other party.

14.2                                                                        Expenses

The Borrower agrees to pay all reasonable fees (including legal fees), costs and out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation and documentation of the Credit Documents and the operation or enforcement of the Credit Documents.

14.3                                                                        General Indemnity

The Borrower will indemnify and hold harmless the Lender from and against any claim, damage, loss or liability suffered or incurred by it in connection with the Revolving Facility or the exercise by the Lender of any right or prerogative under the Credit Documents except to the extent any such claim, loss or liability is the direct consequence of the Lender’s intentional or gross fault.

14.4                                                                        Review

The Lender may conduct periodic reviews of the affairs of the Credit Parties, as and when determined by the Lender, for the purpose of evaluating the financial condition of the Credit Parties. The Credit Parties will make available to the Lender during business hours, and without undue interference with the normal operations of the business, such financial statements and other information and documentation as the Lender may reasonably require and will do all things reasonably necessary to facilitate such review by the Lender.

14.5                                                                        Set-off

If an Event of Default occurs and is continuing, the Lender is authorized to set off and apply any deposit held for any Credit Party against any amount due and payable by any Credit Party under the Credit Documents.

14.6                                                                        Authorization to Disclose Information

(a)                                 Potential Prior-ranking Claims. Each Credit Party hereby grants its consent (such grant to remain in force as long as this Agreement is in effect or any Borrowings are outstanding) to any person having information relating to any Potential Prior-ranking Claim arising by any Applicable Law or otherwise and including claims by any government authority, to release such information to the Lender at any time upon its written request for the purpose of assisting the Lender to evaluate the financial condition of the Borrower.

(b)                                 Promotional Information. The Borrower authorizes and consents to reproduction, disclosure and use by the Lender of information about the Credit Parties (including, without limitation, the Credit Parties name and any identifying logos) and the transaction(s) herein contemplated, other than the amount of the Revolving Facility (all such information being called the “Information”) to enable the Lender to publish promotional “tombstones” and other forms of notices of the transactions in any manner and in any media (including, without limitation, brochures). The Borrower acknowledges and agrees that the Lender will be entitled to determine, in its discretion, whether to use the Information; that no compensation will be payable by the Lender resulting therefrom; and that the Lender will have no liability whatsoever to the Credit Parties or any of their employees, officers, directors, affiliates or shareholders in obtaining and using the Information in accordance with this paragraph.

14.7                                                                        Non-Merger

The provisions of this Agreement will not merge with the provisions of any other Credit Document, but will continue in full force.

14.8                                                                        Amendments and Waivers

No amendment or waiver of any provision of a Credit Document will be effective unless it is in writing signed by the Credit Parties signatories hereto and the Lender. No failure or delay, on the part of the Lender, in exercising any right or power under a Credit Document will operate as a waiver thereof.

14.9                                                                        Severability

If any provision of a Credit Document is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability will not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this Agreement.

14.10                                                                 Successors and Assigns

The Credit Documents will be binding on and enure to the benefit of the parties and their respective successors and permitted assigns. The Lender may assign (subject to the Borrower’s consent unless a Default or Event of Default exists and provided such consent is not unreasonably withheld or delayed) all or part of its rights and obligations under the Credit Documents to any person provided that it does not result in any increase of costs for the Borrower. The rights and obligations of the Credit Parties under the Credit Documents may not be assigned without the prior written consent of the Lender. The Lender may, subject to Applicable Laws binding upon the Lender and/or the Credit Parties, disclose to potential or actual assignees confidential information regarding the Credit Parties (including, any such information provided by the Credit Parties to the Lender) and will not be liable for any such disclosure.

14.11                                                                 Whole Agreement

This Agreement and the other Credit Documents constitute the whole and entire agreement between the parties in respect of the Revolving Facility. There are no verbal agreements, undertakings or representations in connection with the Revolving Facility.

14.12                                                                 Judgment Currency

If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion will be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgment Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this Section will be due as a separate debt and will not be affected by judgment being obtained for any other sums due under or in respect of this agreement.

14.13                                                                 Joint and Several Obligations

Where more than one person is liable as a Credit Party for any Credit Obligation, the liability of each such person for such obligation is solidary (joint and several) with each other such person.

14.14                                                                 Exchange of Information

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and any other members of the BMO Financial Group (which includes the Lender and its subsidiaries and Affiliates), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required by Applicable Law or by any subpoena or similar legal process, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee to any of its rights or obligations under this Agreement (f) with the consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis from a source other than the Credit Parties. The Lender acknowledges and agrees that it may receive non-public Information hereunder concerning the Credit Parties and agrees to use such Information in compliance with all relevant policies, procedures and Applicable Laws (including Canadian federal, provincial and territorial security laws and regulations) and the terms of this Agreement.

For purposes of this Section, “Information” means all information received in connection with this Agreement from a Credit Party relating to a Credit Party or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to such receipt.

14.15                                                                 Governing Law

This Agreement will be construed in accordance with and governed by the laws of the Province of Québec and of Canada applicable therein.

14.16                                                                 Language

The parties acknowledge that they have required that this Agreement, the Credit Documents and all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

The Borrower’s Address for Notice	DAVIDSTEA INC., as Borrower

5430 Ferrier Street	By:	/s/ Sylvain Toutant
Montreal, Quebec, H4P 1M2	Name:	Sylvain Toutant
	Title:	President and Chief Executive Officer
Attention: 5430 Ferrier Street
Montreal, Quebec, H4P 1M2
Email address: h.tafler@davidstea.com	By:	/s/ Howard Tafler
Fax: (514) 739-0099	Name:	Howard Tafler
	Title:	Chief Accounting Officer

Lender’s Address for Notice	BANK OF MONTREAL, as Lender

129 Saint Jacques Street, 11th Floor Montréal, Québec, H2Y 1L6	By:	/s/ Bruno Lemay
	Name:	Bruno Lemay
Attention: Bruno Lemay	Title:	Managing Director
Email address: bruno.lemay@bmo.com
Fax: (514) 282-5920

[Signature page to the Credit Agreement]

SCHEDULE 2.3
Form of Increase Request

TO:                         Bank of Montreal

DATE:                                    , 20

This Increase Request is furnished to Bank of Montreal (the “Lender”), pursuant to the credit agreement dated as of 24, 2015 (as the same may be amended, restated, renewed or replaced from time to time, the “Credit Agreement”) entered into between, DAVIDs’Tea Inc. (the “Borrower”) and the Lender. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement.

This Increase Request is irrevocable and represents the Borrower’s request for a Facility Increase, and the following information is provided pursuant to Section 2.3 of the Credit Agreement:

a) Facility Increase Date:	, 20

b) Amount of Requested Facility Increase:	$

c) Additional Information:

The Borrower, and the undersigned officer to the best of his knowledge in his capacity as an officer of the Borrower, each certify that:

a)             no Default or Event of Default has occurred and is continuing as at the date hereof or would arise immediately after giving effect to or as a result of such Facility Increase; and

b)             the representations and warranties made under the Credit Agreement are true and correct as at the date hereof, except to the extent that any such representation or warranty specifically relates to a different date, in which case such representation and warranty will be true and correct as of such date.

[Note: This Increase Request will be accompanied by a Compliance Certificate (calculated on a current basis as well as a pro forma basis after giving effect to any potential Borrowing (whether or not a Borrowing is made) in connection with the proposed Facility Increase).]

[Remainder of page intentionally left blank.]

SCHEDULE 2.4(b)

Borrowing Request

This Borrowing Request is made by DAVIDsTEA Inc. (the “Borrower”) pursuant to the credit agreement dated as of April 24, 2015 (the “Credit Agreement”) between the Borrower and Bank of Montreal (the “Lender”). Terms and expressions used in this Borrowing Request and defined in the Credit Agreement have the respective meanings given in the Credit Agreement.

Pursuant to Section 2.4(b) of the Credit Agreement, we hereby request a Borrowing under the Revolving Facility, as indicated in Table 1 attached hereto.

The Borrower hereby confirms that the proceeds of the Borrowing will be used in accordance with the Credit Agreement.

The Borrower represents and warrants that each and every one of the representations and warranties made under the Credit Agreement are true and correct on the date of this Borrowing Request.

The Borrower further represents and warrants that no Default or Event of Default has occurred and is continuing as of the date of this Borrowing Request which has not been disclosed to the Lender. In Witness Whereof, this Borrowing Request is made on                     .

DAVIDsTEA INC.

By:

Name:

Title:

2

TABLE 1

Form of Advance	Borrowing Date or Issuance Date	Selected Maturity Date	Selected Period	Amount or Selected Amount
Prime Rate Loans	20	N/A	N/A	CDN$
US Base Rate Loans	20	N/A	N/A	US$
LIBOR Loans	20	Note 1	1 month 2 months 3 months	US$ US$ US$
LC/LG	20	Note 1		CDN$ US$
BA	20	Note 1		CDN$ CDN$ CDN$

Note 1: Specify the selected maturity date, which must fall before the end of the Term.

SCHEDULE 6.3

Post-Closing Undertakings

1.              Landlord Agreements

Execution and delivery within ninety (90) calendar days of the Closing Date of landlord (consent and peaceable enjoyment) agreements, in form and substance satisfactory to the Lender, with each of the landlords of any Real Property that is leased by a Credit Party (other than the Real Property for which landlord agreements have been delivered pursuant to Section 7.1(b)(vii)), provided that the Borrower’s obligations hereunder to obtain and deliver such landlord agreements is limited to expanding reasonable commercial effort which will not exceed such level that would alter the relationship the Credit Parties enjoy with such landlord. For greater certainty, the Borrower will not be required to take any further steps to obtain any landlord (consent and peaceable enjoyment) agreement from landlords that refuse to enter into such agreements as a matter of internal policy.

Execution and delivery within fifteen (15) calendar days of the Closing Date of a landlord (consent and peaceable enjoyment) agreement, in form and substance satisfactory to the Lender, with respect to its leased Real Property located at: 5430 rue Ferrier, Mont-Royal (Québec) H4P1M2 Canada.

2.              Springing (with notification) Blocked Account Agreements

Execution and delivery within 180 calendar days of the Closing Date of blocked account (control) agreements, in form and substance satisfactory to the Lender, with respect to deposit accounts maintained with each of BMO Harris Bank, N.A. and [Bank of America]

3.              Closing of Accounts

Closing of accounts maintained by the Credit Parties with Chase Bank within 180 calendar days of the Closing Date.

SCHEDULE 8.1(c)

Litigation

None

2

SCHEDULE 8.1(g)

Immovable Property

None

SCHEDULE 8.1(h)

Material Contracts

None

SCHEDULE 8.1(i)

Intellectual Property

REGISTERED AND APPLIED FOR TRADEMARKS

Canada

No.	Citation	Status	Claims (CA)	Owner
1	DAVIDSTEA TEAPOP	Allowed (Pending) App 19-APR-2013 App 1623139 Deadline to file the Declaration of use: April 19, 2016	Proposed Use Information: Proposed use in CANADA on wares marked (1)	DAVIDsTEA INC. 5775 Ferrier St. Mount-royal QUEBEC H4P 1N3
Goods and Services (1) Teas, tea beverages.
2		Registered App 12-OCT-2012 App 1598017 Reg 04-MAR-2014 Reg TMA872479 Renewal date: 04-MAR-2029

First Use Information: Used in CANADA since at least as early as September 06, 2008 on wares marked (1)

First Use Information: Used in CANADA since at least as early as September 13, 2008 on services (1)

DavidsTea Inc. 5775 Ferrier Street Town of Mount Royal QUEBEC H4P 1N3

Goods and Services

(1) Tea powders and tea-based syrups; herbal infusions, namely, loose leaf teas and brewed teas infused with herbs, flowers and fruits; herbal tea; chocolates, tea truffles, shortbreads, jams and seasonal baked goods, namely tea infused cookies, shortbread and tea truffle chocolates; gift sets and gift baskets containing tea leaves and tea accessories, namely tea cosies, tea infusers, tea services, tea sets and mugs, teapots; tins and bags for packaging of tea, tea tins and canisters, baskets containing tea and herbs; herbal tea beverages; non-alcoholic tea-based beverages, juices; accessories for the preparation and serving of tea, namely tea pots, tea scoops, bamboo wisks, tea bowls, brewing baskets, tea strainers, tea balls, tea infusers, tea sets, cups, glasses, mugs, saucers, tea kettles, tea linens, tea cozies, tea trivets, tea infusers, tea sets, tea balls, tea filters and sacs.

(1) Operation of a retail store featuring the sale of packaged tea and tea in bulk, tea accessories and herbs; importing services relating to tea; wholesale services relating to tea, tins and canisters, gift boxes containing tea and herbs; restaurant services.

3		Registered App 11-JUL-2011 App 1535093 Reg 21-FEB-2013 Reg TMA844090 Renewal date: 21-FEB-2028

First Use Information: Used in CANADA since at least as early as September 06, 2008 on wares marked (1)

First Use Information: Used in CANADA since at least as early as September 13, 2008 on services (1)

DavidsTea Inc. 5775 Ferrier Street Town of Mount Royal QUEBEC H4P 1N3

Goods and Services

(1) Tea powders and tea-based syrups; herbal infusions, namely, loose leaf teas and brewed teas infused with herbs, flowers and fruits; herbal tea; chocolates, tea truffles, shortbreads, jams and seasonal baked goods, namely tea infused cookies, shortbread and tea truffle chocolates; gift sets and gift baskets containing tea leaves and tea accessories, namely tea cosies, tea infusers, tea services, tea sets and mugs, teapots; tins and bags for packaging of tea, tea tins and canisters, baskets containing tea and herbs; herbal tea beverages, non-alcoholic tea-based beverages, juices; accessories for the preparation and serving of tea, namely tea pots, tea scoops, bamboo wisks, tea bowls, brewing baskets,

No.	Citation	Status	Claims (CA)	Owner

tea strainers, tea balls, tea infusers, tea sets, cups, glasses, mugs, saucers, tea kettles, tea linens, tea cozies, tea trivets, tea infusers, tea sets, tea balls, tea filters and sacs.

(1) Operation of a retail store featuring the sale of packaged tea and tea in bulk, tea accessories and herbs; importing services relating to tea; wholesale services in the field of tea, tins and canisters, gift boxes containing tea and herbs; restaurant services.

4		Registered App 16-JUL-2009 App 1444954 Reg 05-APR-2011 Reg TMA794689 Renewal date: 05-APR-2026	First Use Information: Used in CANADA since at least as early as May 01, 2009 on wares marked (1) on services (1)	DavidsTea Inc. 5775 Ferrier Street Town of Mount Royal QUEBEC H4P 1N3

Goods and Services

(1) Tea, loose leaf teas, brewed teas, roasted teas, tea beverages, gourmet tea, organic tea, tea powders and tea-based syrups; herbal infusions, namely, loose leaf teas and brewed teas infused with herbs, flowers and fruits; herbal tea; chocolates, tea truffles, shortbreads, jams, tea infused cookies, shortbread and tea truffle chocolates; gift sets and gift baskets containing tea leaves and tea accessories, namely tea cozies, tea infusers, tea services, tea sets and mugs, teapots; tins and bags for packaging of tea, tea tins and canisters, baskets containing tea and herbs; carbonated beverages, juices; accessories for the preparation and serving of tea, namely tea pots, tea scoops, bamboo whisks, tea bowls, brewing baskets, tea strainers, tea balls, tea infusers, tea sets, cups, glasses, mugs, saucers, tea kettles, tea linens, tea cozies, tea trivets, tea infusers, tea sets, tea balls, tea filters and sacs.

(1) Operation of a retail store featuring the sale of packaged tea and tea in bulk, tea accessories and herbs; importing services in the field of tea; brokerage services in the field of tea; wholesale services in the field of tea, tins and canisters, gift boxes containing tea and herbs; restaurant services.

5	DAVIDsTEA	Registered App 28-APR-2008 App 1393238 Reg 08-MAR-2010 Reg TMA761042 Renewal date: 08-MAR-2025	Declaration of Use Information: Declaration of use filed February 15, 2010 on wares marked (1) on services (1)	DavidsTea Inc. 5775 Ferrier Street Town of Mount Royal QUEBEC H4P 1N3

Goods and Services

(1) Tea powders and tea-based syrups; herbal infusions, namely, loose leaf teas and brewed teas infused with herbs, flowers and fruits; herbal tea; chocolates, tea truffles, shortbreads, jams and seasonal baked goods, namely tea infused cookies, shortbread and tea truffle chocolates; gift sets and gift baskets containing tea leaves and tea accessories, namely tea cosies, tea infusers, tea services, tea sets and mugs, teapots; tins and bags for packaging of tea, tea tins and canisters, baskets containing tea and herbs; carbonated beverages, juices; accessories for the preparation and serving of tea, namely tea pots, tea scoops, bamboo wisks, tea bowls, brewing baskets, tea strainers, tea balls, tea infusers, tea sets, cups, glasses, mugs, saucers, tea kettles, tea linens, tea cozies, tea trivets, tea infusers, tea sets, tea balls, tea filters and sacs.

(1) Operation of a retail store featuring the sale of packaged tea and tea in bulk, tea accessories and herbs; importing services relating to tea; brokerages services relating to tea; wholesale services relating to tea, tins and canisters, gift boxes containing tea and herbs; restaurant services.

China

No.	Citation	Status	Claims (CA)	Owner
1	DAVIDSTEA	UNPUBLISHED APPLICATION (PENDING) App 05-MAR-2014 App 14116044		DavidsTea Inc. 5775 Ferrier Street Town of Mount Royal QUEBEC H4P 1N3
Goods and Services Class 21 : Tea services, liqueur sets coffee sets and good for drinking water not of precious metal
2		REGISTRATION (REGISTERED) App 16-FEB-2011 App 9124420 Reg 21-JUN-2013 Reg 9124420		DAVIDS TEA INC. 5625 PARE STREET,TOWN OF MOUNT ROYAL, QUEBEC H4P 1S1 CANADA
Goods and Services Class 30 : Tea and artificial tea
3		REGISTRATION (REGISTERED) App 16-FEB-2011 App 9124415 Reg 21-DEC-2013 Reg 9124415		DAVIDSTEA INC. 5625 PARE STREET,TOWN OF MOUNT ROYAL, QUEBEC H4P 1S1 CANADA
Goods and Services Class 43 : Boarding service
4		REGISTRATION (REGISTERED) App 16-FEB-2011 App 9124421 Reg 14-JAN-2014 Reg 9124421		DAVIDSTEA INC. 5625 PARE STREET,TOWN OF MOUNT ROYAL, QUEBEC H4P 1S1 CANADA
Goods and Services Class 16 : Paper and plastic materials for packaging (not included in other classes)
5		REGISTRATION (REGISTERED) App 16-FEB-2011 App 9124417 Reg 21-FEB-2012 Reg 9124417		DAVIDS TEA INC. 5625 PARE STREET,TOWN OF MOUNT ROYAL, QUEBEC H4P 1S1 CANADA
Goods and Services Class 35 : Advertisements Assistance management and administration service for industry and commerce

No.	Citation	Status	Claims (CA)	Owner
Sales agencies (according contracts) Office functions
6	DAVIDSTEA	UNPUBLISHED APPLICATION (REJECTED, APPEAL UNSUCCESSFUL) App 16-FEB-2011 App 9124418		DAVIDS TEA INC. CANADA
Goods and Services Class 32 : Non-alcoholic beverages
7	DAVIDSTEA	UNPUBLISHED APPLICATION (REJECTED, APPEAL UNSUCCESSFUL) App 16-FEB-2011 App 9124419		DAVIDS TEA INC. CANADA

Goods and Services

Class 21 : Household or kitchen utensils and containers not of precious metal (not belong to other classes)

Tea services, liqueur sets coffee sets and good for drinking water not of precious metal (Class 21)

No.	Citation	Status	Claims (CA)	Owner
8	DAVIDSTEA	UNPUBLISHED APPLICATION (PENDING) App 13 NOV 2014 App 15675379		Davidstea Inc.

Goods and Services

Class 32 : Non-alcoholic beverages flavoured with tea or herbal tea, carbonated beverages flavoured with tea or herbal tea, juices flavoured with tea or herbal tea, fruit juices flavoured with tea or herbal tea, herbal tea flavoured with tea or herbal tea

India

No.	Citation	Status	Claims (CA)	Owner
1	DAVIDSTEA	APPLICATION (PENDING) Status According to PTO: OBJECTED App 18-FEB-2011 App 2102154		DAVIDS TEA INC 5625 PARE STREET TOWN OF MOUNT ROYAL QUEBEC H49 ISI

Goods and Services

16 PAPER, CARDBOARD AND GOODS MADE FROM THESE MATERIALS, NOT INCLUDED IN OTHER CLASSES; PRINTED MATTER; BOOKBINDING MATERIAL; PHOTOGRAPHS; STATIONERY; PLASTIC MATERIALS FOR PACKAGING (NOT INCLUDED IN OTHER CLASSES); TEA FILTERS MADE OF PAPER;

21 HOUSEHOLD OR KITCHEN UTENSILS AND CONTAINERS (NOT OF PRECIOUS METAL OR COATED THEREWITH); UNWORKED OR SEMI-WORKED GLASS (EXCEPT GLASS USED IN BUILDING); GLASSWARE, PORCELAIN AND EARTHENWARE NOT INCLUDED IN OTHER CLASSES; STORAGE TINS FOR DOMESTIC USE SOLD EMPTY; TEA CANISTERS; ACCESSORIES FOR THE PREPARATION AND SERVING OF TEA, NAMELY, TEA POTS, TEA SCOOPS, BAMBOO WHISKS, TEA BOWLS, TEA STRAINERS, TEA INFUSERS, TEA SETS, CUPS, MUGS, SCOURERS, TEA KETTLES, TEA TRIVETS

30 TEA, FLOUR AND PREPARATIONS MADE FROM FLOUR, BREAD, PASTRY AND CONFECTIONERY, ICES; HONEY, TREACLE; LOOSE LEAF TEAS, ROASTED TEAS, TEA BEVERAGES, GOURMET TEA, ORGANIC TEA. POWDERED TEA AND MIXES IN THE NATURE OF SYRUPS AND POWDER USED IN THE PREPARATION OF TEA BASED BEVERAGES; HERBAL INFUSIONS NAMELY, LOOSE LEAF TEAS AND BRUISED TEAS INFUSED WITH HERBS, FLOWERS AND FRUITS; HERBAL TEA; CHOCOLATES, TEA TRUFFLES IN THE NATURE OF CANDY, SHORTBREAD, SEASONABLE BAKED GOODS NAMELY, TEA INFUSED COOKIES, SHORTBREAD AND TEA TRUFFLE CHOCOLATES.

32 BEERS, MINERAL AND AERATED WATERS, AND OTHER NON-ALCOHOLIC DRINKS; FRUIT DRINKS AND FRUIT JUICES; SYRUPS AND OTHER PREPARATIONS FOR MAKING BEVERAGES; CARBONATED BEVERAGES; HERBAL JUICES; FRUIT JUICES FLAVORED WITH TEA.

35 RETAIL STORE SERVICES FEATURING PACKAGED TEA AND TEA IN BULK, TEA ACCESSORIES AND HERBS; IMPORTING AGENCY SERVICES IN THE FIELD OF TEA; WHOLESALE ORDER SERVICES IN THE FIELD OF TEA, TINS AND CANISTERS, GIFT BAGS CONTAINING TEA AND HERBS

36 INSURANCE, FINANCIAL AFFAIRS; MONETARY AFFAIRS; REAL ESTATE AFFAIRS; BROKERAGE SERVICE IN THE FIELD OF TEA

43 SERVICES FOR PROVIDING FOOD AND DRINK; TEMPORARY ACCOMMODATION; RESTAURANT SERVICES.

Japan

No.	Citation	Status	Claims (CA)	Owner
1	DAVIDSTEA	REGISTERED App 24-FEB-2011 App 2011-013004 Reg 09-NOV-2012 Reg 5535106		DAVIDSTEA INC. TOWN OF MOUNT ROYAL QUEBEC CANADA * In the official documents sent by the Japanese associates the owner name reads: DavidsTea Inc.

Goods and Services

Class 16- “Plastic bags for packaging of tea; Tea filters made of paper; Bags [envelopes, pouches] of paper or plastics, for packaging; Industrial packaging containers of paper; Food wrapping plastic film for household use”

Class 21 - “Tea storage tins for domestic use sold empty; tea canisters; tea pots, tea scoops, bamboo whisks, tea bowls, tea strainers, tea balls, tea infusers, tea sets, cups, mugs, saucers, tea kettles, tea trivets; Tea caddies; Tableware; Tea services”

Class 30 - “Tea, brewed teas, roasted teas, tea beverages, gourmet tea, organic tea; Powdered tea; Herbal infusions, namely, teas in tea bags and brewed teas infused with herbs, flowers and fruits; Herbal tea,” chocolates, tea truffles in the nature of candy, shortbreads, seasonable baked goods, namely, tea infused cookies, shortbread and tea truffle chocolates; Tea bags; Tea-based beverages; Black tea [English tea]; Confectionery”

Class 31 - “Loose leaf teas”

Class 32 - “Non-alcoholic beverages, namely, carbonated beverages; Juices, namely, fruit juices, non alcoholic herbal drinks, fruit Juices flavored with tea; Tea-based refreshing beverages; syrups used in the preparation of tea based beverages”

Class 35 - “Retail or wholesale services for tea and dried edible herbs; Retail services or wholesale services for tea pots, tea scoops, bamboo whisks, tea bowls, tea strainers, tea balls, tea infusers, tea sets, cups, mugs, saucers, tea kettles, tea trivets; Retail services or wholesale services for kitchen equipment; Import-export agencies for tea; Providing information on tea sales; Purchase orders agencies”

Class 43 - “Restaurant services; Tea rooms”

USPTO

No.	Citation	Status	Claims (CA)	Owner
1		Pending Section 44(D) Intent to Use App 22-MAY-2013 App 85939465		DAVIDSTEA INC. CANADA CORPORATION TOWN OF MOUNT ROYAL 5775 FERRIER QUEBEC, H4P1N3 CA (CANADA)
Goods and Services INT. CL. 30 TEAS, TEA BEVERAGES
2	DAVIDSTEA	Registered App 25-OCT-2012 App 85763738 Reg 07-JAN-2014 Reg 4461051		DAVIDSTEA INC. CANADA CORPORATION 5775 FERRIER TOWN OF MOUNT ROYAL, QUEBEC, H4P 1N3 CA (CANADA)

Goods and Services

INT. CL. 16 PLASTIC BAGS FOR PACKAGING OF TEA; TEA FILTERS MADE OF PAPER

INT. CL. 21 TEA STORAGE TINS FOR DOMESTIC USE SOLD EMPTY; TEA CANISTERS; ACCESSORIES FOR THE PREPARATION AND SERVING OF TEA, NAMELY, TEA POTS, TEA SCOOPS, BAMBOO WHISKS, TEA BOWLS, TEA STRAINERS, TEA BALLS, TEA INFUSERS, TEA SETS, CUPS, MUGS, SAUCERS,TEA KETTLES, TEA TRIVETS

INT. CL. 30 TEA, LOOSE LEAF TEAS, BREWED TEAS, ROASTED TEAS, TEA BEVERAGES, GOURMET TEA, ORGANIC TEA, POWDERED TEA AND MIXES IN THE NATURE OF SYRUPS OR POWDERS USED IN THE PREPARATION OF TEA BASED BEVERAGES; HERBAL INFUSIONS, NAMELY, LOOSE LEAF TEASAND BREWED TEAS INFUSED WITH HERBS, FLOWERS AND FRUITS; HERBAL TEA; CHOCOLATES, TEA TRUFFLES IN THE NATURE OF CANDY, SHORTBREADS, SEASONABLE BAKED GOODS, NAMELY, TEA INFUSED COOKIES, SHORTBREAD AND TEA TRUFFLE CHOCOLATES; GIFT SETS ANDGIFT BASKETS COMPRISED PRIMARILY OF TEA LEAVES AND ALSO INCLUDING TEA-RELATED ACCESSORIES SUCH AS TEA COZIES, TEA INFUSERS, TEA MUGS AND TEAPOTS; TEA BAGS; GIFT BASKETS CONTAINING TEA AND PROCESSED HERBS

INT. CL. 32 NON-ALCOHOLIC BEVERAGES, NAMELY, CARBONATED BEVERAGES; JUICES, NAMELY, FRUIT JUICES, HERBAL JUICES, FRUIT JUICES FLAVORED WITH TEA

INT. CL. 35 RETAIL STORE SERVICES FEATURING PACKAGED TEA AND TEA IN BULK, TEA ACCESSORIES AND HERBS; IMPORTING AGENCY SERVICES IN THE FIELD OF TEA; WHOLESALE ORDER SERVICES IN THE FIELD OF TEA, TINS AND CANISTERS, GIFT BOXES CONTAINING TEA AND HERBS

INT. CL. 43 RESTAURANT SERVICES

3		Published (Pending) Intent to Use App 25-OCT-2012 App 85763760 Deadline to file specimens of use: 9-JUNE-2015	Request extension of time to file specimens	DAVIDSTEA INC. CANADA CORPORATION 5775 FERRIER TOWN OF MOUNT ROYAL, QUEBEC, H4P 1N3 CA (CANADA)

Goods and Services

INT. CL. 16 (BASED ON USE IN COMMERCE) PLASTIC BAGS FOR PACKAGING OF TEA; TEA FILTERS MADE OF PAPER

INT. CL. 21 (BASED ON USE IN COMMERCE) TEA STORAGE TINS FOR DOMESTIC USE SOLD EMPTY; TEA CANISTERS; ACCESSORIES FOR THE PREPARATION AND SERVING OF TEA, NAMELY, TEA POTS, TEA SCOOPS, BAMBOO WHISKS, TEA BOWLS, TEA STRAINERS, TEA BALLS, TEA INFUSERS, TEA SETS, CUPS, MUGS, SAUCERS, TEA KETTLES, TEA TRIVETS

INT. CL. 30 (BASED ON USE IN COMMERCE) TEA, LOOSE LEAF TEAS, BREWED TEAS, ROASTED TEAS, TEA BEVERAGES, GOURMET TEA, ORGANIC TEA, POWDERED TEA AND MIXES IN THE NATURE OF SYRUPS OR POWDERS USED IN THE PREPARATION OF TEA BASED BEVERAGES; HERBAL INFUSIONS, NAMELY, LOOSE LEAF TEAS AND BREWED TEAS INFUSED WITH HERBS, FLOWERS AND FRUITS; HERBAL TEA; CHOCOLATES, TEA TRUFFLES IN THE NATURE OF CANDY, SHORTBREADS, SEASONABLE BAKED GOODS,

No.	Citation	Status	Claims (CA)	Owner

NAMELY, TEA INFUSED COOKIES, SHORTBREAD AND TEA TRUFFLE CHOCOLATES; GIFT SETS AND GIFT BASKETS COMPRISED PRIMARILY OF TEA LEAVES AND ALSO INCLUDING TEA-RELATED ACCESSORIES SUCH AS TEA COZIES, TEA INFUSERS, TEA MUGS AND TEAPOTS; TEA BAGS; GIFT BASKETS CONTAINING TEA AND PROCESSED HERBS

INT. CL. 32 (BASED ON INTENT TO USE) NON-ALCOHOLIC BEVERAGES, NAMELY, CARBONATED BEVERAGES; JUICES, NAMELY, FRUIT JUICES, HERBAL JUICES, FRUIT JUICES FLAVORED WITH TEA

INT. CL. 35 (BASED ON INTENT TO USE) RETAIL STORE SERVICES FEATURING PACKAGED TEA AND TEA IN BULK, TEA ACCESSORIES AND HERBS; IMPORTING AGENCY SERVICES IN THE FIELD OF TEA; WHOLESALE ORDER SERVICES IN THE FIELD OF TEA, TINS AND CANISTERS, GIFT BOXES CONTAINING TEA AND HERBS

INT. CL. 43 (BASED ON INTENT TO USE) RESTAURANT SERVICES

4		Registered App 24-AUG-2009 App 77811243 Reg 17-APR-2012 Reg 4129095		DAVIDSTEA INC. CANADA CORPORATION 5775 FERRIER TOWN OF MOUNT ROYAL, QUEBEC, H4P 1N3 CA (CANADA)

Goods and Services

INT. CL. 16 PLASTIC BAGS FOR PACKAGING OF TEA; TEA FILTERS MADE OF PAPER

INT. CL. 21 TEA STORAGE TINS FOR DOMESTIC USE SOLD EMPTY; TEA CANISTERS; ACCESSORIES FOR THE PREPARATION AND SERVING OF TEA, NAMELY, TEA POTS, TEA SCOOPS, BAMBOO WHISKS, TEA BOWLS, TEA STRAINERS, TEA BALLS, TEA INFUSERS, TEA SETS, CUPS, MUGS, SAUCERS,TEA KETTLES, TEA TRIVETS

INT. CL. 30 TEA, LOOSE LEAF TEAS, BREWED TEAS, ROASTED TEAS, TEA BEVERAGES, GOURMET TEA, ORGANIC TEA, POWDERED TEA AND MIXES IN THE NATURE OF SYRUPS OR POWDERS USED IN THE PREPARATION OF TEA BASED BEVERAGES; HERBAL INFUSIONS, NAMELY, LOOSE LEAF TEASAND BREWED TEAS INFUSED WITH HERBS, FLOWERS AND FRUITS; HERBAL TEA; CHOCOLATES, TEA TRUFFLES IN THE NATURE OF CANDY, SHORTBREADS, SEASONABLE BAKED GOODS, NAMELY, TEA INFUSED COOKIES, SHORTBREAD AND TEA TRUFFLE CHOCOLATES; GIFT SETS ANDGIFT BASKETS COMPRISED PRIMARILY OF TEA LEAVES AND ALSO INCLUDING TEA-RELATED ACCESSORIES SUCH AS TEA COZIES, TEA INFUSERS, TEA MUGS AND TEAPOTS; TEA BAGS; GIFT BASKETS CONTAINING TEA AND PROCESSED HERBS

INT. CL. 32 NON-ALCOHOLIC BEVERAGES, NAMELY, CARBONATED BEVERAGES; JUICES, NAMELY, FRUIT JUICES, HERBAL JUICES, FRUIT JUICES FLAVORED WITH TEA

INT. CL. 35 RETAIL STORE SERVICES FEATURING PACKAGED TEA AND TEA IN BULK, TEA ACCESSORIES AND HERBS; IMPORTING AGENCY SERVICES IN THE FIELD OF TEA; WHOLESALE ORDER SERVICES IN THE FIELD OF TEA, TINS AND CANISTERS, GIFT BOXES CONTAINING TEA AND HERBS

INT. CL. 43 RESTAURANT SERVICES

Community Trademarks

No.	Citation	Status	Claims (CA)	Owner
1	DAVIDsTEA	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED App 11-FEB-2011 App 9731175 Reg 15-JUL-2011 Reg 9731175		DAVIDsTEA INC. 5625 Paré,Town of Mount Royal,,Québec, H4P 1S1 CANADA

Goods and Services

(English) 36 Brokerage services in the field of tea.

43 Restaurant services.

(Finnish) 36 Välityspalvelut teen alalla.

43 Ravintolapalvelut.

(French) 36 Services de courtage dans le domaine du thé.

43 Services de restaurants.

2	DAVIDsTEA	REGISTRATION (REGISTERED) Status According to OHIM: CTM REGISTERED App 07-OCT-2009 App 8598476 Reg 05-APR-2010 Reg 8598476		DAVIDsTEA INC. Paré, 5625,Town of Mount Royal,,Québec, H4P 1S1 CANADA

Goods and Services

(English) 16 Bags of paper or plastics for packaging of tea, tea linens made in paper, tea filters made in paper.

21 Accessories for the preparation and serving of tea, namely, tea pots, bamboo whisks, tea bowls, tea strainers, tea balls, tea infusers, tea sets, cups, glasses, mugs, saucers, tea trivets, baskets for domestic use containing tea and herbs, tea kettles, tea filters.

30 Tea; loose leaf teas; brewed teas; roasted teas; tea beverages; gourmet tea; organic tea; tea powders; herbal infusions, namely, loose leaf teas and brewed teas infused with herbs, flowers and fruits; herbal tea; chocolates; tea truffles; shortbreads; seasonal baked goods, namely, tea infused cookies, shortbread and tea truffle chocolates.

35 Operation of a retail store featuring the sale of packaged tea and tea in bulk, tea accessories and herbs; importing services relating to tea; wholesale services relating to tea, tins and canisters, gift boxes containing tea and herbs.

(French) 16 Sacs en papier ou plastique pour emballage de thé, serviettes en papier, filtres à thé en papier.

21 Accessoires pour préparation et service de thé, à savoir théières, mélangeurs en bambou, bols à thé, passe-thé, boules à thé, boules à infusion, services à thé, tasses, verres, chopes, soucoupes, supports pour thé, paniers à usage domestique contenant du thé et des herbes, bouilloires à thé, filtres à thé.

30 Thé;thés en vrac;thés brassés;thés grillés; boissons à base de thé;thés gastronomiques; thé organique;thés en poudre;infusions, à savoir thés en vrac et thés brassés infusés avec des herbes, fleurs et fruits; tisanes; chocolats;truffes au thé; pâte sablée;produits saisonniers, à savoir biscuits au thé, pâte sablée et truffes au thé.

35 Exploitation d’un magasin de détail pour vente de thé emballé et en vrac, accessoires pour thé et herbes;services d’importation de thé;services de vente en gros de thé, boîtes, coffrets-cadeaux contenant du thé et des herbes.

PATENT APPLICATIONS, PATENTS AND INDUSTRIAL DESIGNS

TEA FILTER

No.	Country / State	Registration No.	Owner	Registration / Issue Date	Status	Next Action
1.	Canada	145558	DAVIDSTEA INC.	February 21, 2013	Registered	Renewal fee due on February 21, 2018
2.	Europe	002036707-0001	DAVIDsTEA INC.	May 3, 2012	Registered	Next renewal fee due on May 3, 2017
3.	US	USD699917	Davids Tea Inc.	February 25, 2014	Issued	None

Note : The records of the US Patent Office show the owner of the U.S. member fo this family as “Davids_Tea Inc.” This clerical error made by the USPTO is in the process of being rectified.

MANUAL FROTHING DEVICE

No.	Country / State	Application No. / Application Date	Owner	Patent No. / Issue Date	Status	Next Action
1.	United States	62/104,920 19 January 2015	DAVIDSTEA INC.		Pending	Complete patent application to be filed by 19 January 2016

SCHEDULE 8.1(j)

Licences and Permits

See attached

SCHEDULE 8.1(k)

Subsidiaries

DAVIDsTEA (USA) Inc.

SCHEDULE 9(b)

Compliance Certificate

I,                                                                       , the [insert title] of DAVIDsTEA Inc. (the “Borrower”) hereby certify the matters set out below, without personal liability, on behalf of the Credit Parties, as of [insert last day of fiscal quarter]:

1.              I have examined and am familiar with the provisions of the Credit Agreement dated as of April 24, 2015, between the Borrower, as borrower, and Bank of Montreal, as lender. When used in this certificate, terms defined in the Credit Agreement have the same meanings as in the Credit Agreement. I have made such investigations of the financial and business affairs of the Credit Parties and such inquiries of other officers and senior personnel of the Credit Parties as are necessary or useful as a basis of the matters certified herein.

2.              The representations and warranties contained in the Credit Agreement are true and correct. The Material Contracts are in full force and effect and the Credit Parties are not aware of any material default thereunder or any event or circumstance that, with the giving notice, the lapse of time or otherwise, is susceptible of becoming a material default. All rental payments under leases governing all leased Real Property have been made when due.

3.              No Default or Event of Default exists.

4.              The Adjusted Leverage Ratio (calculated at the end of the most recently completed fiscal quarter on a rolling four-quarter basis) is •.

5.              The Leverage Ratio (calculated at the end of the most recently completed fiscal quarter on a rolling four-quarter basis) is •, which is not more than 3.00:1.00, the maximum permitted ratio.

6.              The Fixed Charge Coverage Ratio (calculated at the end of the most recently completed fiscal quarter on a rolling four-quarter basis) is •, which is not less than 1.25:1.00, the minimum permitted ratio.

7.              The Tangible Net Worth (calculated at the end of the most recently completed fiscal quarter on a rolling four-quarter basis) is •, which is not less than $30,000,000, the minimum permitted Tangible Net Worth.

8.              The detailed calculations made in determining the foregoing ratios and values are set out in the documents accompanying this certificate and are true and correct in all respects.

9.              The aggregate amount of Debt of the Credit Parties under Purchase Money Obligations is $•, which is not more than $500,000, the maximum permitted under the Credit Agreement.

10.       The aggregate amount of investments, guarantee and financial assistance made or granted the Credit Parties (other than investments by a Credit Party in another Credit Party or any financial assistance by a Credit Party in favour of another Credit Party or investments in Cash Equivalents) is $•, which is less than $500,000, the maximum permitted under the Credit Agreement.

11.       The aggregate consideration for any sale, transfer, conveyance, lease or other disposition of property or assets of the Credit Parties received in the current Fiscal Year (other than any sale, transfer, conveyance, lease or other disposition made by a Credit Party to another Credit Parties or in the ordinary course of the DAVIDsTEA Business, or the sale or other disposition of obsolete or damaged equipment or inventory that is of nominal value) is $•, which is less than $500,000, the maximum permitted under the Credit Agreement

12.       The aggregate consideration paid in respect of acquisitions of business (either by way of purchase of assets or shares or otherwise) by the Credit Parties in the current Fiscal Year is $•, which is less than $2,500,000, the maximum permitted under the Credit Agreement.

13.       The aggregate amount of Capital Expenditures made by the Credit Parties in the current Fiscal Year is $•, which is less than $20,000,000 for Fiscal Year 2015, (ii) $22,500,000 for Fiscal Year 2016, and (iii) $25,000,000 for Fiscal Year 2017, the maximum permitted under the Credit Agreement.

Dated this                        day of                                   , 20       .

Per:
Name:
Title:

[Signature Page to Compliance Certificate]